EXHIBIT (a)(1)(A)

INTEGRATED SILICON SOLUTION, INC.

OFFER TO AMEND CERTAIN OPTIONS

This document constitutes part of the prospectus relating to the

Integrated Silicon Solution, Inc. 1998 Stock Plan, as amended, and the

Integrated Silicon Solution, Inc. Nonstatutory Stock Plan, as amended,

covering securities that have been registered under the Securities Act of 1933, as amended.

June 14, 2007

INTEGRATED SILICON SOLUTION, INC.

Offer to Amend Certain Options

This offer and withdrawal rights will expire at

5:00 p.m., Pacific Time, on July 18, 2007 unless we extend them.

By this Offer to Amend Certain Options (the “Offer to Amend”), we are giving all eligible option holders holding eligible options to purchase shares of our common stock the right to amend certain outstanding options and, if applicable, receive cash payments (we refer to this as the “offer”). Each eligible option holder holding eligible options will be provided with an addendum (referred to as the “Addendum”) setting forth his or her eligible options and other relevant information.

Integrated Silicon Solution, Inc. has determined that certain of your stock options vesting, in whole or in part, after December 31, 2004 were granted at a discount from fair market value and therefore may be subject to adverse tax consequences under Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”). These consequences include income tax at vesting (whether or not you have exercised affected options), an additional 20% federal penalty tax and interest charges. In addition, there may be additional taxes pursuant to state laws. For example, California has a provision similar to Section 409A that imposes a 20% tax with regard to discounted stock options (in addition to the 20% federal tax and any federal state and income taxes). If you elect to participate in this offer, your eligible options should no longer be subject to the adverse tax consequences under Section 409A.

You are an “eligible option holder” only if you are (1) subject to taxation in the United States and (2) hold otherwise eligible options to purchase common stock of Integrated Silicon Solution, Inc., which remain outstanding on the last date on which this offer remains open for acceptance. You must be an active employee or other service provider of Integrated Silicon Solution, Inc. or our subsidiaries (collectively referred to as “ISSI,” the “Company,” “we,” “our,” or “us”) in order to be an eligible option holder.

An option to purchase common stock is eligible for this offer (“eligible option”) only to the extent that each of the following conditions is met:

•	the option was granted under the Integrated Silicon Solution, Inc. 1998 Stock Plan or the Integrated Silicon Solution, Inc. Nonstatutory Stock Plan;

•

the option had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s measurement date (that is, it was granted at a “discount” to the then-current fair market value of the underlying stock);

•	the option was either granted after, or unvested as of, December 31, 2004;

•	the holder of the option is an active employee or other service provider of the Company; and

•	the option is still outstanding as of the last date on which this offer remains open for acceptance (the expiration date) (the “Closing Date”).

If you participate in this offer, the treatment of any eligible option will depend on whether the option is “in the money” or “out of the money” as of the Closing Date. An option will be deemed “in the money” for the purposes of the offer if the option had an original exercise price per share that is less than or equal to the closing price of the common stock on the Closing Date. An option will be deemed “out of the money” for the purposes of the offer if the option had an original exercise price per share that is greater than the closing price of the common stock on the Closing Date.

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Any eligible “in the money” option with respect to which you accept this offer will be replaced with the following consideration:

1.	Your eligible option will be amended to increase the exercise price per share to the lesser of the fair market value of a share of the common stock of ISSI on the option’s measurement date for financial reporting purposes or the closing price of the common stock on the Closing Date. If only a portion of your option grant vested or is scheduled to vest after December 31, 2004, then only that portion of the option grant is an eligible option and will be amended to increase the exercise price; and

2.	For each option amended in this offer, you will receive a cash payment, less applicable tax withholding, on or promptly following January 1, 2008 equal to the difference between the new exercise price per share of the amended option and the original exercise price per share, multiplied by the number of unexercised shares of ISSI common stock subject to the amended option in the manner described below. If only a portion of your option grant vested or is scheduled to vest after December 31, 2004, then you will only receive a cash payment with respect to that portion of the option grant.

Any eligible “out of the money” option with respect to which you accept this offer will be replaced with the following consideration:

1.	Your eligible option will be amended to decrease the exercise price per share to the closing price of the common stock of ISSI as of the Closing Date (rather than the fair market value of a share of the common stock of ISSI on the option’s measurement date for financial reporting purposes). If only a portion of your option grant vested or is scheduled to vest after December 31, 2004, then only that portion of the option grant is an eligible option and will be amended to decrease the exercise price; and

2.	The number of shares subject to that portion of your “out of the money” option that is an eligible option will be reduced to an economically equivalent number of shares using a Black-Scholes valuation methodology to account for the increase in the value of each share subject to the option resulting from the decrease in the exercise price.

Your Addendum will list the number of unexercised shares subject to your options, the original exercise price of your eligible options, and the fair market value of a share of the common stock of ISSI on the option’s measurement date for financial reporting purposes.

Amended Options and Cash Payments

If you elect to participate in this offer, the eligible option will be amended the day after the Closing Date (currently expected to be July 18, 2007) and, if applicable, you will receive a promise to make payments promptly after the expiration of the offer. Each amended option will be subject to an option agreement between you and the Company. Any amended option you receive will continue to be subject to the same vesting schedule as the original eligible option.

Promptly following the expiration of the offer, we will send you an “Option Amendment” or, if applicable, a “Promise to Make Cash Payment and Option Amendment” evidencing your right to receive a cash payment for certain eligible options you elected to have amended. Cash payments will be paid on or promptly following January 1, 2008 and all such payments will be subject to applicable tax withholding. Cash payments will not be subject to any vesting conditions, so you will receive any cash payments to which you are entitled on or promptly following January 1, 2008, regardless of whether the eligible option is vested and regardless of whether or not you are providing services to us at that time.

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Other Matters

The offer is not conditioned upon this offer being accepted with respect to a minimum number of the outstanding eligible options, but the offer is subject to customary conditions, which we describe in Section 7 of this Offer to Amend. You are not required to accept this offer.

Our common stock is traded on the Nasdaq Global Market under the symbol “ISSI.” On June 11, 2007 the closing price of our common stock was $5.96 per share. Before deciding to participate in this offer, you should evaluate current market quotes for our common stock, among other risks of participating in this offer.

See “Risks of Participating in the Offer” beginning on page 14 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT — ACTION ITEMS TO PARTICIPATE

If you participate in this offer, you must complete and sign the attached election form, and return it before 5:00 p.m., Pacific Time, on July 18, 2007, via fax, e-mail, or hand delivered to:

Eve Lai

Integrated Silicon Solution, Inc.

Fax: (408) 969-4621

E-mail: elai@issi.com

Only responses that are complete, signed, and actually received by Eve Lai by the deadline will be accepted. Responses that are received after the deadline will not be accepted. The delivery of election and withdrawal forms is at your risk. ISSI intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation that ISSI has received your response, you must confirm that we have received your election form and/or any withdrawal form.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors. You should direct general questions about the terms of this offer to:

Eve Lai

Integrated Silicon Solution, Inc.

Tel: (408) 969-4621

Fax: (408) 969-4721

E-mail: elai@issi.com

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Offer to Amend Certain Options, dated June 14, 2007.

You should rely only on the information contained in this Offer to Amend or documents to which we have referred you. We have not authorized anyone to provide you with different information. Some state jurisdictions may also impose additional taxes with respect to your eligible options. We recommend that you consult with your financial, legal and/or tax advisors regarding any state tax consequences. We are not making an offer of the cash consideration or amended options in any jurisdiction in which the offer is not permitted. We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction. You should not assume that the information provided in this Offer to Amend is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer.

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TABLE OF CONTENTS

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

RISKS OF PARTICIPATING IN THE OFFER

THE OFFER

SCHEDULE A	Information Concerning the Executive Officers and Directors of Integrated Silicon Solution, Inc.	A-1

SCHEDULE B	Summary Financial Information of Integrated Silicon Solution, Inc.	B-1

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SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. You should carefully read this entire offer, the accompanying e-mail from Eve Lai, and the election and withdrawal forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Amend and the other offer documents. We have included in this summary references to other sections in this offer to help you find a more complete description of these topics.

Q1. What is the offer?

Q2. Why is ISSI making this offer?

Q3. Who is eligible to participate in this offer?

Q4. Which options are eligible for amendment in this offer?

Q5. How do I participate in this offer?

Q6. If I decide to participate in the offer, what will happen to my current eligible options?

Q7. What will I receive in return for my options?

Q8. When will I receive my amended options and cash payments?

Q9. Why won’t I receive my cash payment immediately following the expiration of the offer?

Q10. Am I required to participate in this offer?

Q11. Once my options are accepted for amendment, is there anything I must do to receive the amended options or cash payments?

Q12. When will my amended options vest?

Q13. Will the terms and conditions of my amended options be the same as my original options?

Q14. What happens to my options if I elect to participate in the offer with respect to eligible options but then exercise those options before expiration of the offer?

Q15. What happens to my options if I do not turn my election form in by the deadline, choose not to participate or my options are not accepted?

Q16. Are there any positive or negative tax consequences to my participation in the offer?

Q17. If I choose to participate in this offer, are there circumstances under which my eligible options would be amended but I would not receive a cash payment for them?

Q18. How will ISSI confirm to me that my election form or withdrawal form has been received?

Q19. Can I accept this offer with respect to shares of ISSI common stock that I previously acquired upon exercise of options?

Q20. Will my decision to participate in the offer have an impact on my ability to receive options in the future?

Q21. What are the accounting consequences of the offer?

Q22. How does ISSI determine whether I have properly accepted this offer?

Q23. When will my amended options expire?

Q24. Will I receive any paperwork indicating my options have been amended?

Q25. Are there any conditions to this offer?

Q26. If you extend the offer, how will you notify me?

Q27. How will you notify me if the offer is changed?

Q28. Can I change my mind and withdraw from this offer?

Q29. How do I withdraw my election?

Q30. What if I withdraw my election and then decide again that I want to participate in this offer?

Q31. Can I change my mind about which options with respect to which I want to accept this offer?

Q32. How should I decide whether or not to accept this offer with respect to my eligible options?

Q33. What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

Q34. Will my amended options remain nonstatutory stock options for United States tax purposes?

Q35. Does Section 409A impact the Employee Stock Purchase Plan (ESPP) shares?

Q36. Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?

Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for eligible option holders to elect to have certain outstanding options (granted or vesting, in whole or in part, after December 31, 2004) amended and, if applicable, receive a cash payment. This opportunity is described in the following questions and answers, and in the remainder of this Offer to Amend.

Terms Used in the Offer

The following are some terms that are frequently used in this Offer to Amend.

•	“amended options” refers to eligible options that are amended pursuant to this offer.

•

“amendment date” refers to the date when the eligible options with respect to which you accept this offer will be amended to reflect the new exercise price. We expect that the amendment date will be July 19, 2007, which is the day after the expiration date of the offer. If the expiration date is extended, then the amendment date will be similarly extended.

•

“Addendum” refers to the document that will be provided to each eligible option holder. The Addendum will list eligible options and, for each eligible option, the number of unexercised shares subject to eligible options, the original exercise price of eligible options, and the fair market value of a share of the common stock of ISSI on each option’s measurement date for financial reporting purposes.

•

“closing date” or “expiration date” refers to the date that this offer expires. The expiration date will be July 18, 2007 at 5:00 p.m., Pacific Time, unless the offer is extended. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•

“eligible option holder” refers to all individuals who (1) are subject to United States taxation and (2) hold otherwise eligible options, if those options remain outstanding as of the last date on which this offer remains open for acceptance.

•

“eligible options” refers to all options (granted or vesting, in whole or in part, after December 31, 2004) with respect to which you may accept this offer in exchange for amended options and, if applicable, cash payments, as described in Question and Answer 4 and Section 1 of the Offer to Amend.

•

“executive officers” refers to those officers of ISSI listed on Schedule A, including those who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•	“in the money option” refers to an eligible option having an original exercise price per share that is less than or equal to the closing price of the Company’s common stock on the closing date.

•

“new exercise price” refers to the exercise price per share at which amended options may be exercised to purchase ISSI common stock. An amended “in the money option’s” new exercise price will be equal to the lesser of fair market value of a share of ISSI common stock on the applicable eligible option’s measurement date for financial reporting purposes or the closing price of the Company’s common stock on the closing date of the offer. An amended “out of the money option’s” new exercise price will be equal to the closing price of the Company’s common stock on the last date on which this offer remains open for acceptance.

•

“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence on June 18, 2007, and end at 5:00 p.m., Pacific Time, on July 18, 2007, unless the offer is extended.

•	“option” refers to an option to purchase shares of our common stock.

•

“original exercise price” refers to the original exercise price of an eligible option, as described in Question and Answer 7. Your Addendum will list the original exercise price of each of your eligible options.

•	“out of the money option” refers to an option having an original exercise price per share is greater than the closing price of the Company’s common stock the closing date.

•	“Section 409A” refers to Section 409A of the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder, issued pursuant to the American Jobs Creation Act of 2004.

Q2.	Why is ISSI making this offer?

A2.	It has been determined that certain options granted under the Integrated Silicon Solution, Inc. 1998 Stock Plan and the Integrated Silicon Solution, Inc. Nonstatutory Stock Plan were issued with an exercise price less than the fair market value of the underlying ISSI common stock on the measurement date for financial reporting purposes. Unfortunately, Section 409A provides that the portion of options that were granted at a discount and were granted or vest after December 31, 2004 will likely subject the eligible option holders to unfavorable tax consequences. If the eligible options are amended in accordance with this offer, the unfavorable tax consequences as described in Section 14 of this Offer to Amend, should be eliminated. (See Section 3)

Q3.	Who is eligible to participate in this offer?

A3.	You may participate in this offer if you are (1) subject to United States taxation and (2) hold otherwise eligible options, if those options remain outstanding as of the last date on which this offer remains open for acceptance. (See Section 1)

You must be an active employee or other service provider of the Company in order to be an eligible option holder.

Q4.	Which options are eligible for amendment in this offer?

A4.	An option to purchase common stock is an eligible option under this offer only if each of the following conditions is met:

•	the option was granted under the Integrated Silicon Solution, Inc. 1998 Stock Plan or the Integrated Silicon Solution, Inc. Nonstatutory Stock Plan;

•

the option had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s measurement date (that is, it was granted at a “discount” to the then-current fair market value of the underlying stock);

•	the option was either granted after, or unvested as of, December 31, 2004;

•	the holder of the option is an active employee or other service provider of ISSI as of the last date on which this offer remains open for acceptance (the expiration date); and

•	the option is still outstanding as of the expiration date.

Q5.	How do I participate in this offer?

A5.	If you choose to participate in this offer, you must do the following before 5:00 p.m., Pacific Time, on July 18, 2007 (the expiration date):

1. Properly complete and sign the attached election form.

2. Fax, e-mail, or hand deliver the completed and signed election form to:

Eve Lai

Integrated Silicon Solution, Inc.

Fax: (408) 969-4621

E-mail: elai@issi.com

If you participate in this offer, you will be required to accept the offer with respect to the entire eligible portion of each eligible option grant with respect to which you participate. In other words, you must accept the offer with respect to all the shares subject to a particular eligible option grant, but not necessarily with respect to all your eligible option grants, if you hold more than one eligible option grant. To help you determine your outstanding eligible option grants and give you the tools to make an informed decision, we will provide you with an Addendum listing the number of unexercised shares subject to your options, the original exercise price of your eligible options, and the fair market value of a share of the common stock of ISSI on the option’s measurement date for financial reporting purposes. If you hold an option that is not listed on the Addendum, the option is not an eligible option.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any election related to options with respect to which you have elected to accept this offer that we determine are not in good order or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, promptly after the expiration of this offer we will accept all eligible options with respect to which a proper election has been made. (See Section 4)

Your election to participate becomes irrevocable after 5:00 p.m., Pacific Time, on July 18, 2007, unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date.

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date.

Only responses that are complete, signed, and actually received by Eve Lai by the deadline will be accepted. Responses that are received after the deadline will not be accepted. The delivery of election and withdrawal forms is at your risk. ISSI intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation that ISSI has received your response, you must confirm that we have received your election form and/or any withdrawal form. Responses may be submitted only via fax, e-mail, or hand delivered.

Q6.	If I decide to participate in the offer, what will happen to my current eligible options?

A6.	If you elect to participate in the offer, your eligible options will be amended on the day following the expiration date. The expiration date will be July 18, 2007, unless the offer period is extended. If applicable, as of that same date, you may become entitled to receive the cash payment described in Question and Answer 7 below, less applicable tax withholding.

The amended option will continue to be subject to the terms and conditions of the Integrated Silicon Solution, Inc. 1998 Stock Plan or the Integrated Silicon Solution, Inc. Nonstatutory Stock Plan, as applicable, under which the original option was granted, and to an amended option agreement between you and the Company. (See Section 6)

Q7.	What will I receive in return for my options?

A7.	If you participate in this offer, the treatment of any eligible option will depend on whether the option is “in the money” or “out of the money” as of the last date on which this offer remains open for acceptance.

Any eligible “in the money” option with respect to which you accept this offer will be replaced with the following consideration:

1.	Your eligible option will be amended to increase the exercise price per share to the lesser of the fair market value of a share of the common stock of ISSI on the option’s measurement date for financial reporting purposes or the closing price of the common stock on the last date on which this offer remains open for acceptance. If only a portion of your option grant vested or is scheduled to vest after December 31, 2004, then only that portion of the option grant is an eligible option and will be amended to increase the exercise price; and

2.	For each “in the money” option amended in this offer, you will receive a cash payment, less applicable tax withholding, on or promptly following January 1, 2008 equal to the difference between the new exercise price per share of the amended option, and the original exercise price per share, multiplied by the number of unexercised shares of ISSI common stock subject to the amended option. If only a portion of your option grant vested or is scheduled to vest after December 31, 2004, then you will only receive a cash payment with respect to that portion of the option grant.

Any eligible “out of the money” option with respect to which you accept this offer will be replaced with the following consideration:

1.	Your eligible option will be amended to decrease the exercise price per share to the closing price of the common stock of ISSI as of the closing date (rather than the fair market value of a share of the common stock of ISSI on the option’s measurement date for financial reporting purposes). If only a portion of your option grant vested or is scheduled to vest after December 31, 2004, then only that portion of the option grant is an eligible option and will be amended to decrease the exercise price; and

2.	The number of shares subject to that portion of your “out of the money” option that is an eligible option will be reduced to an economically equivalent number of shares using a Black-Scholes valuation methodology to account for the increase in the value of each share subject to the option resulting from the decrease in the exercise price.

If only a portion of your option grant vested or is scheduled to vest after December 31, 2004, then only that portion of the option grant is an eligible option and will be amended to increase or decrease the exercise price, as applicable. The portion that vested on or before December 31, 2004 is not subject to the adverse tax consequences that this offer is designed to allow you to avoid and so that portion of the option grant will not be eligible for inclusion in the offer. Instead, the portion of any option grant that vested on or before December 31, 2004 will remain outstanding in accordance with its original terms, including its original exercise price.

Your Addendum will list the number of unexercised shares subject to your options, the original exercise price of your eligible options, and the fair market value of a share of the common stock of ISSI on the option’s measurement date for financial reporting purposes.

Eligible “In the Money” Options

Example 1

You were granted an option on October 1, 2004 to purchase 10,000 shares of ISSI common stock with an exercise price equal to $3.00 per share, with a 4 year vesting schedule. Of the number of shares subject to your option, no shares vested on or before December 31, 2004. On the option’s original measurement date, the fair market value of ISSI common stock was $5.00 per share. As of the offer expiration date, the closing price of the common stock was $6.00 per share and you had not exercised any portion of the option. If you choose to participate in the offer, you will receive the following under these facts:

1.	The option to purchase 10,000 shares will be amended to increase the exercise price to $5.00 per share (the lesser of the fair market value of a share of the common stock of ISSI on the option’s measurement date for financial reporting purposes or the closing price of the common stock on the closing date).

2.	A cash payment of $20,000 ($5.00 minus $3.00 multiplied by 10,000) (the portion of the option eligible as of the expiration date of the offer), less applicable tax withholding, will be payable on or promptly following January 1, 2008.

Example 2

You were granted an option on December 31, 2002 to purchase 10,000 shares of ISSI common stock with an exercise price equal to $3.00 per share, with a 4 year vesting schedule. Of the number of shares subject to your option, 5,000 shares vested on or before December 31, 2004. On the option’s original measurement date, the fair market value of ISSI common stock was $10.00 per share. As of the offer expiration date, the closing price of the common stock was $6.00 per share and you had not exercised any portion of the option. If you choose to participate in the offer, you will receive the following under these facts:

1.	5,000 shares (that portion of the option that was unvested as of December 31, 2004) will be amended to increase the exercise price to $6.00 per share (the lesser of the fair market value of a share of the common stock of ISSI on the option’s measurement date for financial reporting purposes or the closing price of the common stock on the closing date).

2.	A cash payment of $15,000 ($6.00 minus $3.00 multiplied by 5,000) (the portion of the option eligible as of the expiration date of the offer), less applicable tax withholding, payable on or promptly following January 1, 2008.

Eligible “Out of the Money” Option

Example

You were granted an option on January 1, 2003 to purchase 10,000 shares of ISSI common stock with an exercise price equal to $10.00 per share, with a 4 year vesting schedule. Of the number of shares subject to your option, 5,000 shares vested on or before December 31, 2004. On the option’s original measurement date, the fair market value of ISSI common stock was $15.00 per share. As of the offer expiration date, the closing price of the common stock was $6.00 per share and you had not exercised any portion of the option. If you choose to participate in the offer, you will receive the following under these facts:

1.	5,000 shares (that portion of the option that was unvested as of December 31, 2004) will be amended to decrease the exercise price to $6.00 per share.

2.	No cash payment will be made with respect to the option.

3.	The option to purchase 5,000 shares has a Black-Scholes value of:

$1.19 per share at the exercise price of $10.00 per share; and

$2.15 per share at the exercise price of $6.00 per share.

4.	Due to the decrease in exercise price, the number of shares would be reduced to:

5,000 shares x ($1.19 / $2.15) = 2,767 shares

Note that the foregoing examples are for illustration purposes only and do not reflect the actual prices of the Company’s common stock as of such dates.

Q8.	When will I receive my amended options and, if applicable, cash payments?

A8.	Any eligible options with respect to which you have elected to accept this offer will be amended on the amendment date (following the expiration of the offer). The amendment date will be the same date after the closing date. We expect the amendment date will be July 19, 2007. If the expiration date of the offer is delayed, the amendment date will be similarly delayed. Promptly after the expiration of the offer, we will send you an “Option Amendment” regarding your amended options. (See Section 6)

Any cash payment owed to you, if any, will be paid to you, less any applicable tax withholding, on or promptly following January 1, 2008. Promptly following the expiration of the offer, we will send you a “Promise to Make Cash Payment and Option Amendment” evidencing your right to receive a cash payment for the eligible options with respect to which the Company has accepted your tendered options. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture, and you will receive the payment regardless of whether you are a service provider as of the payment date. (See Section 6)

Q9.	Why won’t I receive my cash payment immediately following the expiration of the offer?

A9.	The proposed regulations under Section 409A that allow us to offer you the opportunity to avoid unfavorable tax consequences by amending your options also impose certain requirements regarding the timing of the cash payments. These regulations do not allow us to make the cash payments in the same calendar year in which the options are amended. Therefore, the earliest we can make these cash payments to eligible option holders who participate in the offer is in January 2008.

Q10.	Am I required to participate in this offer?

A10.	No. Participation in this offer is completely voluntary.

If you do not participate in this offer, you may be subject to certain adverse tax consequences. Please also see Question and Answers 15 and 16 for a description of the potential consequences to you if you decide not to participate in the offer and instead keep your current options.

If you do participate in this offer, with respect to each eligible option grant that you elect to have amended in this offer, you must accept this offer with respect to all of the shares subject to the outstanding portion of that option grant, to the extent that such shares vested after December 31, 2004 and except as described in Question and Answer 33. (See Section 2)

Q11.	Once my options are accepted for amendment, is there anything I must do to receive the amended options or cash payments?

A11.	No. Once the offer has expired and your election with respect to options has been accepted, your eligible options will be amended. There is nothing that you must do to receive your amended options. Your amended options will be amended on the closing date. (See Section 2)

You also do not need to do anything in order to receive your cash payments, if any, for your eligible options. The cash payment for these options will be made on or promptly following January 1, 2008. Promptly following the expiration of the offer, if applicable, we will send you a “Promise to Make Cash Payment and Option Amendment” evidencing your right to receive a cash payment for these options. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture, and you will receive the payment regardless of whether you are a service provider as of the payment date.

Q12.	When will my amended options vest?

A12.	If your options are amended, they will continue to vest according to the vesting schedule of your original options. Future vesting is subject to your continued service to us through each relevant vesting date. (See Section 9)

Q13.	Will the terms and conditions of my amended options be the same as my original options?

A13.	Yes. Except for the new exercise price of your amended options, and the number of shares issuable upon exercise of your amended options in the case of “out of the money” options, the terms and conditions of your amended options will remain the same as the terms and conditions of your eligible options. (See Sections 2, 9 and 14)

Q14.	What happens to my options if I elect to participate in the offer with respect to eligible options but then exercise those options before expiration of the offer?

A14.	If you elect to participate in the offer but exercise your eligible options prior to expiration of the offer, those options which you exercise will no longer be eligible to be amended in this offer and you will not receive a cash payment with respect to such options. Your options instead will terminate upon exercise in accordance with their terms. (See Question and Answer 15)

Q15.	What happens to my options if I do not turn in my election form by the deadline, choose not to participate or my options are not accepted?

A15.	If we do not receive your election form by the deadline, you choose not to participate, or your options are not accepted by us under this offer, your existing options will (1) remain outstanding until they expire by their terms, including but not limited to expiration in connection with your termination of employment or other service, (2) retain their original exercise price, (3) retain their share amount available for purchase, (4) retain their current terms for exercise, and (5) retain their current vesting schedule. As described in Question and Answer 2, you may be required to recognize ordinary income before the options are exercised and may also be subject to an additional 20% tax and interest penalty. Certain states, including California, have adopted provisions similar to Section 409A under state tax law, and for optionees subject to income taxation in such states, the total penalty tax could be higher than 20% (a 20% federal penalty tax and potentially a state penalty tax). We recommend that you consult with your financial, legal and/or tax advisors regarding any state tax consequences. (See Section 14)

Q16.	Are there any positive or negative tax consequences to my participation in the offer?

A16.	Yes. As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options under United States tax law.

Section 409A and tax regulations under the American Jobs Creation Act of 2004 provide that stock options issued with an exercise price less than the fair market value of the underlying stock on the date of grant (i.e., granted at a discount) must have fixed exercise dates to avoid early income recognition, an additional 20% tax and interest penalty. None of the eligible options have fixed exercise dates and therefore Section 409A would likely subject the eligible option holders to income recognition before the options are exercised and would subject the eligible option holders to the additional 20% tax. The tax regulations issued by the Treasury Department and the IRS do not provide final guidance with respect to the tax consequences associated with such options. However, based on previously issued guidance, we believe that eligible option holders would have income recognition equal to the difference between the fair market value of the shares on the date of vesting and the exercise price (the “spread”), will be subject to the 20% penalty tax on the spread and will result interest charges. In addition, we believe that during each subsequent tax year (until the option is exercised or expires), eligible option holders will be subject to additional annual income and penalty taxes, plus interest charges, on any increase in value of the underlying stock. In addition, there may be additional taxes pursuant to state laws. For example, California has a provision similar to Section 409A that imposes a 20% tax with regard to discounted stock options (in addition to the 20% federal tax and any federal state and income taxes).

ISSI cannot guarantee any particular tax results related to your options at this time due to the uncertainty of the proposed tax regulations. However, ISSI will withhold taxes and report income amounts to the IRS and other taxing authorities as required by applicable laws. Because this offer involves complex tax considerations, we urge you to consult your financial, legal and/or tax advisor before you make any decisions about participating in this offer.

Please also see Question and Answer 15 for a description of the potential consequences to you if you decide not to participate in the offer and instead keep your current options.

If you participate in the offer, you should not be required under current United States law to recognize income for United States federal income tax purposes on the option at the time you choose to accept the offer. On the amendment date, you should not be required under current law to recognize income for United States federal income tax purposes with respect to any amended options. However, you will have taxable income to the extent you receive any cash payments. (See Section 14) In addition, you may have taxable income when you exercise your amended options or when you sell your shares. (See Section 14)

Uncertainty

Unfortunately, guidance issued by the Treasury Department and the IRS has not provided final guidance with respect to discount options. There is a chance that future guidance issued by the IRS may provide some relief with respect to certain eligible options and your personal tax advisor may advocate a position under the current statute and IRS guidance that your eligible options are exempt from Section 409A. We cannot guarantee the effect of any future IRS guidance and will work as quickly as possible if future guidance is issued to analyze it and provide information to our eligible option holders regarding such guidance.

In addition, if you are subject to taxation in the United States, and also are subject to taxation in another country, there may be additional tax consequences relating to your participation in this offer. We recommend that you consult with your financial, legal and/or tax advisors regarding any state tax consequences.

Q17.	If I choose to participate in this offer, are there circumstances under which my eligible options would be amended but I would not receive a cash payment for them?

A17.	Yes. If you choose to accept this offer with respect to an eligible “out of the money” option and your option is amended, you will receive an amended option, but will not receive a cash payment due to the fact that the option would increase in value due to the reduction in exercise price resulting from the amendment.

However, your option will not be amended and a cash payment will not be made if we are prohibited from doing so by applicable laws. For example, we could become prohibited from amending options as a result of changes in SEC or Nasdaq Global Market rules. We do not anticipate any such prohibitions at this time. (See Section 13)

Q18.	How will ISSI confirm to me that my election form or withdrawal form has been received?

A18.	ISSI intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation within two U.S. business days, we recommend that you confirm that we have received your election form and/or any withdrawal form.

Q19.	Can I accept this offer with respect to shares of ISSI common stock that I previously acquired upon exercise of options?

A19.	No. This offer relates only to outstanding options to purchase ISSI common stock; specifically, the offer relates to certain ISSI outstanding options that were granted under the Integrated Silicon Solution, Inc. 1998 Stock Plan or the Integrated Silicon Solution, Inc. Nonstatutory Stock Plan. You may not accept this offer with respect to any other shares of ISSI common stock or other options to purchase ISSI common stock. (See Section 2)

Q20.	Will my decision to participate in the offer have an impact on my ability to receive options in the future?

A20.	No. Your election to participate or not to participate in the offer will not have any effect on our making future grants of options to purchase common stock, or any other rights to you or anyone else. (See Section 7)

Q21.	What are the accounting consequences of the offer?

A21.	The offer with respect to all eligible options is considered a modification of those options for financial reporting purposes. As a result, the Company will record any incremental compensation expense calculated as any increase in the fair value of the modified options compared to the fair value of the original options as of the end of the offer period, recognized over the remaining requisite service period. We will also recognize compensation expense for financial reporting purposes, at the end of the offer period, in the aggregate amount of cash payments that become payable pursuant to the terms of the offer. (See Section 12)

Q22.	How does ISSI determine whether I have properly accepted this offer?

A22.	We will determine, at our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options under this offer that we determine are not in good order or that we determine are unlawful to accept. We will accept all properly elected eligible options that are not validly withdrawn by you, subject to the terms of this offer. No election with respect to eligible options will be deemed to have been properly made until all defects or irregularities have been cured by you or waived by us. We have no obligation to give notice of any defects or irregularities in any election form, and we will not incur any liability for failure to give any notice. (See Section 4)

Q23.	When will my amended options expire?

A23.	Your amended options, if any, will expire on the same date as the scheduled expiration of your original eligible options or earlier upon your termination of employment or other service with the Company. (See Section 9)

Q24.	Will I receive any paperwork indicating my options have been amended?

A24.	Yes. Promptly after the expiration of the offer, the Company will send you an “Option Amendment” or, if applicable, a “Promise to Make Cash Payment and Option Amendment” regarding your amended options. (See Section 9)

Q25.	Are there any conditions to this offer?

A25.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Amend. However, the implementation of this offer is not conditioned upon it being accepted with respect to a minimum number of eligible options. (See Section 7)

Q26.	If you extend the offer, how will you notify me?

A26.	If we extend this offer, we will issue a press release, e-mail, or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date. (See Sections 2 and 15)

Q27.	How will you notify me if the offer is changed?

A27.	If we change the offer, we will issue a press release, e-mail, or other form of communication disclosing the change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the day we change the offer. (See Section 15)

Q28.	Can I change my mind and withdraw from this offer?

A28.	Yes. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date. If we extend the expiration date, you may withdraw your election with respect to some or all of your eligible options at any time until the closing date. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date.

Q29.	How do I withdraw my election?

A29.	To withdraw your election with respect to some or all of your eligible options, you must do the following before the expiration date:

1. Properly complete and sign the attached withdrawal form.

2. Fax, e-mail, or hand deliver the completed and signed withdrawal form to:

Eve Lai

Integrated Silicon Solution, Inc.

Fax: (408) 969-4621

E-mail: elai@issi.com

Any election with respect to options you do not withdraw will remain in effect under this offer pursuant to the last properly submitted election form. (See Section 5)

Q30.	What if I withdraw my election and then decide again that I want to participate in this offer?

A30.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate in the offer by submitting a new properly completed election form before the expiration date. You may elect to accept this offer with respect to some or all of the eligible option grants. The new election form must be signed and dated after the date of your withdrawal form. (See Section 5)

Q31.	Can I change my mind about which options with respect to which I want to accept this offer?

A31.	Yes. You may change your mind after you have submitted an election form and change the options with respect to which you elect to accept this offer at any time before the expiration date by completing and faxing, e-mailing, or hand delivering a withdrawal form to:

Eve Lai

Integrated Silicon Solution, Inc.

Fax: (408) 969-4621

E-mail: elai@issi.com

If we extend the expiration date, you may change your election at any time until the closing date. You may elect to accept this offer with respect to additional options, or you may choose to accept this offer with respect to fewer options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. Please be sure that any new election form you submit includes all the options with respect to which you want to accept this offer and is clearly dated after your last-submitted election or withdrawal form.

Q32.	How should I decide whether or not to accept this offer with respect to my eligible options?

A32.	We understand that the decision whether or not to accept this offer with respect to your eligible options will be a challenging one for many eligible option holders. The program does carry risk (see “Risks of Participating in the Offer” on page 14 for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your eligible options, even considering the potential tax consequences of keeping them (as described in Section 14), than what we are offering as consideration in the offer. For example, it is possible that the Section 409A rules could be changed in a manner more favorable to you. The decision to participate in the offer must be your own. We recommend that you consult with your financial, legal and/or tax advisors to determine if participation in this offer is right for you. You may also contact Eve Lai at ISSI with any general questions regarding the terms of this offer. (See Section 3)

Q33.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A33.	If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not a current or former employee or other service provider of ISSI beneficially owns a portion of that option grant, you may accept this offer with respect to only the eligible portion beneficially owned by you. Any portion beneficially owned by a person who is not a current or former employee or other service provider of ISSI is not eligible in this offer (even if legal title to that portion of the option grant is held by you and you are an eligible option holder). You may, however, accept this offer with respect to the portion of the option grant you legally and beneficially own.

For instance, if you are an eligible option holder and you hold an eligible option grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to accept this offer with respect to the portion of the option grant that you beneficially own covering the outstanding 1,500 shares, or you may elect not to participate in the offer at all with respect to this option grant. These are your only choices with respect to this option grant. (See Section 2)

Q34.	Will my amended options remain nonstatutory stock options for United States tax purposes?

A34.	Your amended options will remain nonstatutory stock options for purposes of United States tax law.

For more detailed information, please read the rest of the Offer to Amend, and see the tax disclosure set forth under the section entitled “Material United States federal income tax consequences.” (Section 14)

We recommend that you read the tax discussion in this Offer to Amend and discuss the personal tax consequences of nonstatutory stock options with your financial, legal and/or tax advisors. (See Sections 9 and 14)

Q35.	Does Section 409A impact the Employee Stock Purchase Plan (ESPP) shares?

A35.	No, ESPP shares are not impacted by Section 409A or this offer.

Q36.	Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?

A36.	If you need additional copies of the offer documents or the election or withdrawal forms, you should contact:

Eve Lai

Integrated Silicon Solution, Inc.

Tel: (408) 969-4621

Fax: (408) 969-4721

E-mail: elai@issi.com

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below. This list and items discussed in “Risk Factors that may Affect Future Operating Performance” set forth in ISSI’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 and in ISSI’s SEC reports filed after that report, which are incorporated herein by reference, highlight the material risks of participating in this offer. You should carefully consider these risks and you are encouraged to speak with your financial, legal and/or tax advisors as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Amend discussing the tax consequences in the United States, as well as the rest of this Offer to Amend for a more in-depth discussion of the risks that may apply to you before deciding to participate in the offer.

In addition, this offer and our SEC reports referred to above include “forward-looking statements.” When used in this Offer to Amend, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this Offer to Amend. You should carefully consider these risks, in addition to the other information in this Offer to Amend and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements incorporated herein by reference, as well as our most recent Forms 10-K, 10-Q and 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Amend, which speak only as of the date hereof.

Economic Risks

If your tainted options are amended, there is no guarantee that in the future you will be in a better economic position than you would be if your tainted options were not amended.

This offer was designed in a way that preserves as best as practicable the economic characteristics originally contemplated when the options were granted. However, certain future events such as a change in our stock price may result in a lower value realized in the future than you might have realized had you not agreed to the amendment which increased your exercise price of your eligible options (even after taking the adverse tax consequences into account). Please consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

Integrated Silicon Solution, Inc. may become insolvent or declare bankruptcy.

Cash payments will be made from ISSI’s general corporate assets, and you may be treated as a general creditor of ISSI with respect to the cash payments until such payments are received, subject to laws affecting creditors’ rights and remedies generally and to principles of equity (regardless of whether enforcement is sought in a proceeding of law or equity). In the event of a distribution of our assets upon our insolvency or in the event of our bankruptcy, your cash payment may be delayed or reduced.

Tax-Related Risks

U.S. federal tax-related risks

Taxable events even if amended options are not exercised.

Any cash payments received for tainted options will be subject to regular income and employment tax withholding at the time of receipt. Your resulting tax liability when you file your income tax return could differ from the amount of taxes we are required to withhold and, as a result, it is possible that additional taxes may be due for the year you receive the cash payment.

State tax-related risks.

If you are subject to tax in the U.S., you should be aware that certain states have laws similar to Section 409A. Consequently you may incur additional taxes, penalties and interest charges under state law provisions. For example, California has a provision similar to Section 409A and imposes a 20% tax with regard to discount stock options (in addition to the federal 20% tax and any federal and state income taxes). You should be certain to consult your personal tax advisor to discuss these consequences.

Tax-related risks for tax residents of multiple or other countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you.

Risk Factors That May Affect Future Operating Performance

We have been named as a party to several lawsuits related to our historical stock option practices and related accounting, we may be named in additional litigation in the future and we are the subject of a formal SEC investigation, all of which could result in an unfavorable outcome and have a material adverse effect on our business, financial condition, results of operations, cash flows and the trading price for our securities.

Several lawsuits have been filed against certain of our current directors and officers and certain former directors and officers relating to our historical stock option practices and related accounting; we are named as nominal defendant in such matters. We are also subject to a formal SEC investigation with respect to such matters. We may become the subject of additional private or government actions regarding these matters in the future. These actions are in the preliminary stages, and their ultimate outcome could have a material adverse effect on our business, financial condition, results of operations, cash flows and the trading price for our securities. Litigation may be time-consuming, expensive and disruptive to our normal business operations, and the outcome of litigation is difficult to predict. The defense of these lawsuits has resulted and will continue to result in significant legal and accounting expenditures and the continued diversion of our management’s time and attention from the operation of our business. All or a portion of any amount we may be required to pay to satisfy a judgment or settlement of any or all of these claims may not be covered by insurance.

We have entered into indemnification agreements with each of our present and former directors and officers. Under those agreements, we are required to indemnify each such director or officer against expenses, including attorneys’ fees, judgments, fines and settlements, paid by such individual in connection with the pending litigation subject to applicable Delaware law.

If we do not maintain compliance with the listing requirements of the NASDAQ Global Market, our common stock could be delisted, which could, among other things, reduce the price of our common stock and the levels of liquidity available to our stockholders.

In connection with the restatement of our financial statements, we were delinquent in filing certain of our periodic reports with the SEC, and consequently we were not in compliance with the listing requirements under the NASDAQ Global Market’s Marketplace Rules. Upon the filing of this Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for the periods ended June 30, 2006, December 31, 2006 and March 31, 2007, we believe that we will be in compliance with the NASDAQ listing standards. However, our securities could be delisted in the future if we do not maintain compliance with applicable listing requirements. If our securities are delisted from the NASDAQ Global Market, they would subsequently be transferred to the National Quotation Service Bureau, or “Pink Sheets.” The trading of our common stock on the Pink Sheets may reduce the price of our common stock and the levels of liquidity available to our stockholders. If we are delisted in the future from the NASDAQ Global Market and transferred to the Pink Sheets, there may also be other negative implications, including the potential loss of confidence by suppliers, customers and employees and the loss of institutional investor interest in our company.

We have incurred significant losses in certain recent periods, and there can be no assurance that we will be able to achieve or sustain profitability in the future.

We incurred losses of $14.2 million in fiscal 2006, which included inventory write-downs of $16.5 million. We incurred losses of $39.8 million in fiscal 2005, which included inventory write-downs of $13.9 million, charges of $11.7 million related to our equity interest in ICSI, charges on impairment of goodwill and investments of $4.7 million and charges for in-process R&D of $2.8 million. Though we were profitable in the first three quarters of fiscal 2004, we incurred a loss in the fourth quarter of fiscal 2004, which included an inventory write-down of $12.1 million. Though we were profitable in the September 2006 quarter, there is no assurance that we will maintain or achieve profitability in subsequent quarters. Our ability to achieve and maintain profitability on a quarterly or fiscal year basis in the future will depend on a variety of factors, including the need for future inventory write-downs, our ability to increase net sales, maintain or expand gross margins, introduce new products on a timely basis, secure sufficient wafer fabrication capacity and control operating expenses, including stock-based compensation as required by SFAS 123R. Adverse developments with respect to these or other factors could result in quarterly or annual operating losses in the future.

Our operating results are expected to continue to fluctuate and may not meet our financial guidance or published analyst forecasts. This may cause the price of our common stock to decline significantly.

Our future quarterly and annual operating results are subject to fluctuations due to a wide variety of factors, including:

•	the cyclicality of the semiconductor industry;

•	declines in average selling prices of our products;

•	inventory write-downs for lower of cost or market or excess and obsolete;

•	excess inventory levels at our customers;

•	decreases in the demand for our products;

•	oversupply of memory products in the market;

•	our ability to control or reduce our operating expenses;

•	shortages in foundry, assembly or test capacity;

•	disruption in the supply of wafers, assembly or test services;

•	changes in our product mix which could reduce our gross margins;

•	cancellation of existing orders or the failure to secure new orders;

•	a failure to introduce new products and to implement technologies on a timely basis;

•	market acceptance of ours and our customers’ products;

•	economic slowness and low end-user demand;

•	a failure to anticipate changing customer product requirements;

•	fluctuations in manufacturing yields at our suppliers;

•	fluctuations in product quality resulting in rework, replacement, or loss due to damages;

•	a failure to deliver products to customers on a timely basis;

•	the timing of significant orders;

•	increased expenses associated with new product introductions, masks or process changes;

•	the ability of customers to make payments to us;

•	the outcome of any pending or future litigation; and

•	the commencement of any future litigation or antidumping proceedings.

Our sales depend on DRAM and SRAM products and reduced demand for these products or a decline in average selling prices could harm our business.

In fiscal 2006 and in fiscal 2005, approximately 91% and 88%, respectively, of our net sales were derived from the sale of DRAM and SRAM products, which are subject to unit volume fluctuations and declines in average selling prices that could harm our business. For example, we experienced a sequential decline in revenue from $61.5 million in our September 2005 quarter to $51.1 million in our December 2005 quarter. This decline in revenue was primarily the result of a decrease in unit shipments and the average selling prices of our DRAM products. In the December 2005 quarter, we turned down some orders for DRAM products that had unfavorable margins as a result of the decrease in the average selling prices in the market. We may not be able to offset any future price declines for our products by higher volumes or by higher prices on newer products. Historically, average selling prices for semiconductor memory products have declined, and we expect that average selling prices for our products will decline in the future. Our ability to maintain or increase revenues will depend upon our ability to increase unit sales volume of existing products and introduce and sell new products that compensate for the anticipated declines in the average selling prices of our existing products.

We are subject to pending legal proceedings related to the SRAM market.

We have been named as a defendant in a number of civil antirust complaints filed against semiconductor companies on behalf of purported classes of direct and indirect purchasers of SRAM products throughout the United States. The complaints allege that the defendants conspired to raise the price of SRAM in violation of Section 1 of the Sherman Act, the California Cartwright Act, and several other State antitrust, unfair competition and consumer protection statutes. We believe that we have meritorious defenses to the allegations in the complaints, and we intend to defend these lawsuits vigorously. However, the litigation is in the preliminary stage and we cannot predict its outcome. Multidistrict antitrust litigation is particularly complex and can extend for a protracted time, which can substantially increase the cost of such litigation. The defense of these lawsuits is also expected to divert the efforts and attention of some of our key management and technical personnel. As a result, our defense of this litigation, regardless of its eventual outcome, will likely be costly and time consuming. Should the outcome of the litigation be adverse to us, we could be required to pay significant monetary damages, which could adversely affect our business, financial condition, operating results and cash flows.

Any future downturn in the markets we serve would harm our business and financial results.

Substantially all of our products are incorporated into products for the digital consumer electronics, networking, mobile communications and automotive electronics markets. Historically, these markets have experienced cyclical depressed business conditions, often in connection with, or in anticipation of, a decline in general economic conditions or due to adverse supply and demand conditions in such markets. Industry downturns have resulted in reduced demand and declining average selling prices for our products which adversely affected our business. We expect that our industry will remain cyclical, and we are unable to predict when any upturn or downturn will occur or how long it will last.

Shifts in industry-wide capacity may cause our results to fluctuate. These shifts may occur quickly with little or no advance notice. Such shifts have historically resulted in significant inventory write-downs.

The semiconductor industry is highly cyclical and is subject to significant downturns resulting from excess capacity, overproduction, reduced demand or technological obsolescence. Shifts in industry-wide capacity from shortages to oversupply or from oversupply to shortages may result in significant fluctuations in our quarterly or annual operating results. These shifts in industry conditions can occur quickly with little or no advance notice to us. Adverse changes in industry conditions are likely to result in a decline in average selling prices and the stated value of inventory. In fiscal 2006, fiscal 2005 and fiscal 2004, we recorded inventory write-downs of $16.5 million, $13.9 million and $17.3 million, respectively. The inventory write-downs related to valuing our inventory at the lower-of-cost-or-market, and adjusting our inventory valuation for certain excess and obsolete products.

We write down to zero dollars the carrying value of inventory on hand in excess of six months’ historical sales volumes to cover estimated excess and obsolete exposures, unless adjustments are made based on management’s judgments for newer products, end of life products, planned inventory increases or strategic customer supply. In making such judgments to write down inventory, management takes into account the product life cycles which can range from six to 30 months, the stage in the life cycle of the product, the impact of competitors’ announcements and product introductions on our products.

We believe that six months is an appropriate period because it is difficult to accurately forecast for a specific product beyond this time frame due to the potential introduction of products by competitors, technology obsolescence or fluctuations in demand. Future additional inventory write-downs may occur due to lower of cost or market accounting, excess inventory or inventory obsolescence.

Our transition to lead-free parts may result in excess inventory of products packaged using traditional methods.

Customers are requiring that we offer our products in lead-free packages. Governmental regulations in certain countries and customers’ intention to produce products that are less harmful to the environment has resulted in a requirement from many of our customers to purchase integrated circuits that do not contain lead. We have responded by offering our products in lead-free versions. While the lead-free versions of our products are expected to be more friendly to the environment, the ultimate impact is uncertain. The transition to lead-free products may produce sudden changes in demand depending on the packaging method used, which may result in excess inventory of products packaged using traditional methods. This may have an adverse effect on our results of operations. In addition, the quality, cost and manufacturing yields of the lead-free parts may be less favorable to us than the products packaged using more traditional materials which may result in higher product costs.

If we are unable to obtain an adequate supply of wafers, our business will be harmed.

If we are unable to obtain an adequate supply of wafers from our current suppliers or any alternative sources in a timely manner, our business will be harmed. Our principal manufacturing relationships are with Powerchip Semiconductor, SMIC, TSMC, and Chartered Semiconductor Manufacturing. Each of our wafer foundries also supplies wafers to other semiconductor companies, including certain of our competitors or for their own account. Although we are allocated specific wafer capacity from our suppliers, we may not be able to obtain such capacity in periods of tight supply. If any of our suppliers experience manufacturing failures or yield shortfalls, choose to prioritize capacity for other uses, or reduce or eliminate deliveries to us, we may not be able to obtain enough wafers to meet the market demand for our products which would adversely affect our revenues. Once a product is in production at a particular foundry, it is time consuming and costly to have such product manufactured at a different foundry. In addition, we may not be able to qualify additional manufacturing sources for existing or new products in a timely manner and we cannot be certain that other manufacturing sources would be able to deliver an adequate supply of wafers to us or at the same cost.

Our gross margins may decline even in periods of increasing revenue.

Our gross margin is affected by a variety of factors, including our mix of products sold, average selling prices for our products and cost of wafers. Even when our revenues are increasing, our gross margin may be adversely affected if such increased revenue is from products with lower margins or declining average selling prices. During periods of strong demand, wafer capacity is likely to be in short supply and we will likely have to pay higher prices for wafers, which would adversely affect our gross margin unless we are able to increase our product prices to offset such costs. To maintain our gross margins when average selling prices are declining, we must introduce new products with higher margins or reduce our cost per unit. There can be no assurance that we will be able to increase unit sales volumes, introduce and sell new products or reduce our cost per unit.

We may encounter difficulties in effectively integrating newly acquired businesses.

From time to time, we may acquire other companies or assets that we believe to be complementary to our business. Acquisitions may result in use of our cash resources, potentially dilutive issuances of equity securities, incurrence of debt and contingent liabilities, amortization expenses related to intangible assets, and the possible impairment of goodwill, which could harm our profitability. In addition, acquisitions involve numerous risks, including:

•	higher than estimated acquisition expenses;

•	difficulties in successfully assimilating the operations, technologies and personnel of the acquired company;

•	difficulties in continuing to develop the new technologies and deliver products to market on time;

•	diversion of management’s attention from other business concerns;

•	risks of entering markets in which we have no, or limited, direct prior experience;

•	the risk that the markets for acquired products do not develop as expected; and

•	the potential loss of key employees and customers as a result of the acquisition.

In this regard, in February 2006, we sold our shares of Signia as we decided to exit the Bluetooth market and focus on our core product strategy. We sold approximately 77% of our investment in Signia for approximately $4.6 million which resulted in a pre-tax gain of $2.2 million. As a result of the sale of the Signia shares, we reduced our ownership percentage in Signia to approximately 16% and effective March 2006 account for Signia on the cost basis. For the period ending September 30, 2005, we incurred an impairment charge of $4.4 million related to the goodwill acquired with Signia. There is no assurance that any future acquisitions will contribute positively to our business or operating results.

We rely on third-party contractors to assemble and test our products and our failure to successfully manage our relationships with these contractors could damage our relationships with our customers, decrease our sales and limit our growth.

We rely on third-party contractors located in Asia to assemble and test our products. There are significant risks associated with our reliance on these third-party contractors, including:

•	reduced control over product quality;

•	potential price increases;

•	reduced control over delivery schedules;

•	possible capacity shortages;

•	their inability to increase production and achieve acceptable yields on a timely basis;

•	absence of long-term agreements;

•	limited warranties on products supplied to us; and

•	general risks related to conducting business internationally.

If any of these risks are realized, our business and results of operations could be adversely affected until our subcontractor is able to remedy the problem or until we are able to secure an alternative subcontractor.

The loss of a significant customer or a reduction in orders from one or more large customers could adversely affect our operating results.

As sales to our customers are executed pursuant to purchase orders and no purchasing contracts typically exist, our customers can cease doing business with us at any time. We may not be able to retain our key customers, such customers may cancel or reschedule orders, and in the event of canceled orders, such orders may not be replaced by other sales. In addition, sales to any particular customer may fluctuate significantly from quarter to quarter, and such fluctuating sales could harm our business and financial results.

We have significant international sales and operations and risks related to our international activities could harm our operating results.

In fiscal 2006, approximately 17% of our net sales was attributable to customers located in the U.S., 10% was attributable to customers located in Europe and 73% was attributable to customers located in Asia. In fiscal 2005, approximately 15% of our net sales was attributable to customers in the U.S., 9% was attributable to customers in Europe and 75% was attributable to customers in Asia. We anticipate that sales to international sites will continue to represent a significant percentage of our net sales. In addition, all of our wafer foundries and assembly and test subcontractors are in Taiwan and China and a substantial majority of our employees are located outside of the U.S. As a result, a devaluation of the New Taiwan dollar or Chinese Renminbi could substantially increase the cost of our operations in Taiwan or China.

We are subject to the risks of conducting business internationally, including:

•	global economic conditions, particularly in Taiwan and China;

•	duties, tariffs and other trade barriers and restrictions;

•	foreign currency fluctuations;

•	changes in trade policy and regulatory requirements;

•	transportation delays;

•	the burdens of complying with foreign laws;

•	imposition of foreign currency controls;

•	language barriers;

•	difficulties in hiring and retaining experienced engineers in countries such as China and Taiwan;

•	difficulties in collecting foreign accounts receivable;

•	political instability, including any changes in relations between China and Taiwan; and

•	earthquakes, diseases (SARS/ avian flu) and other natural disasters.

Strong competition in the semiconductor memory market may harm our business.

The semiconductor memory market is intensely competitive and has been characterized by an oversupply of product, price erosion, rapid technological change, short product life cycles, cyclical market patterns, and heightened foreign and domestic competition. Many of our competitors offer broader product lines and have greater financial, technical, marketing, distribution and other resources than us. We may not be able to compete successfully against any of these competitors. Our ability to compete successfully in the memory market depends on factors both within and outside of our control, including:

•	the pricing of our products;

•	the supply and cost of wafers;

•	product design, functionality, performance and reliability;

•	successful and timely product development;

•	the performance of our competitors and their pricing policies;

•	wafer manufacturing over or under capacity;

•	real or perceived imbalances in supply and demand for our products;

•	the rate at which OEM customers incorporate our products into their systems;

•	the success of our customers’ products and end-user demand;

•	access to advanced process technologies at competitive prices;

•	achievement of acceptable yields of functional die;

•	the capacity of our third-party contractors to assemble and test our products;

•	the gain or loss of significant customers;

•	the nature of our competitors; and

•	general economic conditions.

In addition, we are vulnerable to technology advances utilized by competitors to manufacture higher performance or lower cost products. In particular, a competitor with a materially smaller die size and lower cost could dramatically gain market share in a short period of time. We may not be able to compete successfully in the future as to any of these factors. Our failure to compete successfully in these or other areas could harm our business and financial results.

Our revenues and business would be harmed if we are not able to successfully develop, introduce and sell new products and develop and implement new manufacturing technologies in a timely manner. Our research and development expenses could increase and our business could be harmed if the implementation of these new manufacturing technologies is unsuccessful.

We operate in highly competitive, quickly changing markets which are characterized by rapid obsolescence of existing products. As a result, our future success depends on our ability to develop and introduce new products that our customers choose to buy in significant quantities. If we fail to introduce new products in a timely manner or if our customers’ products do not achieve commercial success, our business and results of operations could be seriously harmed. The design and introduction of new products is challenging as such products typically incorporate more functions and operate at faster speeds than prior products. Increasing complexity generally requires smaller features on a chip. This makes developing new generations of products substantially more difficult than prior generations. The cost to develop products utilizing these new technologies is expensive and requires significant research and development spending and, as a result, our research and development expenses could increase in the future. Further, new products may not work properly in our customers’ applications. If we are unable to design, introduce, market and sell new products successfully, our business and financial results would be seriously harmed.

Our products are complex and could contain defects, which could reduce sales of those products or result in claims against us.

We develop complex and evolving products. Despite testing by us and our customers, errors may be found in existing or new products. This could result in a delay in recognition or loss of revenues, loss of market share or failure to achieve market acceptance. The occurrence of defects could also cause us to incur significant warranty, support and repair costs, could divert the attention of our engineering personnel from our product development efforts, and could harm our relationships with our customers. The occurrence of these problems could result in the delay or loss of market acceptance of our products and would likely harm our business. Defects, integration issues or other performance problems in our products could result in financial or other damages to our customers. Our customers could also seek and obtain damages from us for their losses. From time to time, we have been involved in disputes regarding product warranty issues. Although we seek to limit our liability, a product liability claim brought against us, even if unsuccessful, would likely be time consuming and could be costly to defend.

Potential intellectual property claims and litigation could subject us to significant liability for damages and could invalidate our proprietary rights.

In the semiconductor industry, it is not unusual for companies to receive notices alleging infringement of patents or other intellectual property rights. We have been, and from time-to-time expect to be, notified of claims that we may be infringing patents, maskwork rights or copyrights owned by third-parties. If it appears necessary or desirable, we may seek licenses under patents that we are alleged to be infringing. However, licenses may not be offered and the terms of any offered licenses may not be acceptable to us.

The failure to obtain a license under a key patent or intellectual property right from a third party for technology used by us could cause us to incur substantial liabilities and to suspend the manufacture of the products utilizing the invention or to attempt to develop non-infringing products, any of which could harm our business. Furthermore, we may become involved in protracted litigation regarding the alleged infringement by us of third-party intellectual property rights or litigation to assert and protect our patents or other intellectual property rights. Any litigation relating to patent infringement or other intellectual property matters could result in substantial cost and diversion of our resources, which could harm our business.

We may be unable to effectively protect our intellectual property, which would negatively impact our ability to compete.

We believe that the protection of our intellectual proprietary rights will continue to be important to the success of our business. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality or license agreements with our employees, consultants and business partners, and control access to and distribution of our documentation and other proprietary information. Despite these efforts, unauthorized parties may attempt to copy or otherwise obtain and use our proprietary technology. Monitoring unauthorized use of our technology is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as do the laws of the U.S. Many U.S. companies have encountered substantial infringement problems in foreign countries, including countries in which we design and sell our products. We cannot be certain that patents will be issued as a result of our pending applications nor can we be certain that any issued patents would protect or benefit us or give us adequate protection from competing products. For example, issued patents may be circumvented or challenged and declared invalid or unenforceable. We also cannot be certain that others will not develop our unpatented proprietary technology or effective competing technologies on their own.

We have acquired equity positions for strategic reasons in other companies which may significantly decrease in value.

Over the last several years, we have acquired equity positions for strategic reasons in other technology companies and we may make similar equity purchases in the future. At September 30, 2006, our strategic investments in non-marketable securities totaled $3.0 million. These equity investments may not increase in value and there is the possibility that they could decrease in value over time, even to the point of becoming completely worthless. These equity securities are evaluated for impairment on a recurring basis and any reductions in the carrying value would lower our profitability.

In this regard, we recorded approximately a $0.4 million impairment loss on one of our equity positions in fiscal 2006 and $0.3 million of impairment losses on two equity investments in fiscal 2005. In addition, we own shares in SMIC with a cost basis of approximately $30.3 million and a market value at

September 30, 2006 of approximately $35.0 million. The market value of SMIC shares is subject to fluctuation and our carrying value will be subject to adjustments to reflect the current market value. Our shares in SMIC are subject to certain lockup restrictions and therefore all of such shares are not freely tradable. These lockup restrictions generally lapse at the rate of 15% of our pre-offering shares every 180 days following SMIC’s IPO which occurred in March 2004. Thus, all of our shares in SMIC have been freely tradable only since February 2007. Through September 30, 2006, these lockup restrictions impacted our ability to sell the locked up portion of our SMIC shares.

Changes in securities laws and regulations are increasing our costs.

The Sarbanes-Oxley Act of 2002 that became law in July 2002, as well as rules subsequently implemented by the Securities and Exchange Commission and the Nasdaq Stock Market, have required changes to some of our accounting and corporate governance practices, including the report on our internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002. These rules and regulations have increased our accounting, legal and other costs, and have made some activities more difficult, time consuming and/or costly. In particular, complying with the internal control requirements of Section 404 of the Sarbanes-Oxley Act has resulted in increased internal efforts, significantly higher fees from our independent registered public accounting firm and significantly higher fees from third party contractors. These rules and regulations could also make it more difficult for us to attract and retain qualified executive officers and qualified members of our board of directors, particularly to serve on our audit committee.

We may experience difficulties and increased expenses in complying with Sarbanes-Oxley Section 404.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, beginning with our Annual Report on Form 10-K for our fiscal year ending September 30, 2005, we are required to furnish a report by our management on our internal control over financial reporting. Such report contains among other matters, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year, including a statement as to whether or not our internal control over financial reporting is effective. This assessment includes disclosure of any material weaknesses in our internal control over financial reporting identified by management and also contains a statement that our auditors have issued an attestation report on management’s assessment of such internal controls. Public Company Oversight Board Auditing Standard No. 2 provides the professional standards and related performance guidance for auditors to attest to, and report on, management’s assessment of the effectiveness of internal control over financial reporting under Section 404.

We concluded that our internal control over financial reporting was effective and our auditors concurred with such assessment at September 30, 2006. A key element of Section 404 compliance involves an analysis of management information systems (MIS). We are in the process of implementing a new worldwide MIS system and we are continuing to use our current systems. Although we are working to improve such system, there are some Section 404 challenges with the current systems at ICSI and there can be no assurance that such system issues will not result in a significant deficiency or material weakness under applicable accounting standards. If in the future we are unable to assert that our internal control over financial reporting is effective (or if our auditors are unable to attest that our management’s report is fairly stated or they are unable to express an opinion on the effectiveness of our internal controls), we could lose investor confidence in the accuracy and completeness of our financial reports, which would have an adverse effect on our stock price.

Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

We prepare our financial statements in conformity with accounting principles generally accepted in the U.S. These accounting principles are subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the Securities and Exchange Commission and various bodies formed to interpret and create appropriate accounting policies. A change in these policies or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change. For example, beginning in the first quarter of fiscal 2006, with the adoption of SFAS 123R, we now record a charge to earnings for employee stock option grants for all stock options unvested at and granted after October 1, 2005. This accounting pronouncement has and is expected to continue to negatively impact our financial results. Technology companies generally, and our company specifically, rely on stock options as a major component of our employee compensation packages. Because we are required to expense options, we may be less likely to sustain profitability or we may have to decrease or eliminate option grants. Decreasing or eliminating option grants may negatively impact our ability to attract and retain qualified employees.

We depend on our ability to attract and retain our key technical and management personnel.

Our success depends upon the continued service of our key technical and management personnel. Several of our important manufacturing and other subcontractor relationships are based on personal relationships between our senior executive officers and such parties. In particular, our Chairman and Chief Executive Officer has long-term relationships with our key foundries. If we were to lose the services of any key executives, it may negatively impact the related business relationships since we have no long-term contractual agreements with such parties. Our success also depends on our ability to continue to attract, retain and motivate qualified technical personnel, particularly experienced circuit designers and process engineers. The competition for such employees is intense. We have no employment contracts or key person life insurance policies with or for any of our employees. The loss of the service of one or more of our key personnel could harm our business.

Our stock price is expected to continue to be volatile.

The trading price of our common stock has been and is expected to be subject to wide fluctuations in response to:

•	quarter-to-quarter variations in our operating results;

•	general conditions or cyclicality in the semiconductor industry or the end markets that we serve;

•	new or revised earnings estimates or guidance by us or industry analysts;

•	comments or recommendations issued by analysts who follow us, our competitors or the semiconductor industry;

•	aggregate valuations and movement of stocks in the broader semiconductor industry;

•	announcements of new products, strategic relationships or acquisitions by us or our competitors;

•	increases or decreases in available wafer capacity;

•	governmental regulations, trade laws and import duties;

•	announcements related to future or existing litigation involving us or any of our competitors;

•	announcements of technological innovations by us or our competitors;

•	additions or departures of senior management; and

•	other events or factors, many of which are beyond our control.

In addition, stock markets have experienced extreme price and trading volume volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many technology companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

Foundry capacity can be limited, and we may be required to enter into costly arrangements to secure foundry capacity.

If we are not able to obtain additional foundry capacity as required, our relationships with our customers would be harmed and our future sales would be adversely impacted. In order to secure foundry capacity, we have entered into in the past, and may enter into in the future, various arrangements with suppliers, which could include:

•	purchases of equity or debt securities in foundries;

•	joint ventures;

•	process development relationships with foundries;

•	contracts that commit us to purchase specified quantities of wafers over extended periods;

•	increased price for wafers;

•	option payments or other prepayments to foundries; and

•	nonrefundable deposits with, or loans to, foundries in exchange for capacity commitments.

We may not be able to make any such arrangements in a timely fashion or at all, and such arrangements, if any, may not be on terms favorable to us. Once we make commitments to secure foundry capacity, we may incur significant financial penalties if we subsequently determine that we are not able to utilize all of that capacity. Such penalties may be substantial and could harm our financial results.

Our foundries may experience lower than expected yields which could adversely affect our business.

The manufacture of integrated circuits is a highly complex and technically demanding process. Production yields and device reliability can be affected by a large number of factors. As is typical in the semiconductor industry, our outside foundries have from time to time experienced lower than anticipated manufacturing yields and device reliability problems, particularly in connection with the introduction of new products and changes in such foundry’s processing steps. There can be no assurance that our foundries will not experience lower than expected manufacturing yields or device reliability problems in the future, which could materially and adversely affect our business and operating results.

Business disruptions could seriously harm our future revenue and financial condition and increase our costs and expenses.

Our worldwide operations could be subject to natural disasters and other business disruptions, which could seriously harm our revenue and financial condition and increase our costs and expenses. Our corporate headquarters, and a portion of our research and development activities, are located in California, and other critical business operations and many of our suppliers are located in Asia, near major earthquake faults. The ultimate impact on us, our significant suppliers and our general infrastructure of being located near major earthquake faults is unknown, but our revenue, profitability and financial condition could suffer in the event of a major earthquake or other natural disaster. Losses and interruptions could also be caused by earthquakes, power shortages, telecommunications failures, water shortages, tsunamis, floods, typhoons, fires, extreme weather conditions, medical epidemics and other natural or manmade disasters.

Terrorist attacks, threats of further attacks, acts of war and threats of war may negatively impact all aspects of our operations, revenues, costs and stock price.

Terrorist acts, conflicts or wars, as well as future events occurring in response or connection to them, including future terrorist attacks against U.S. targets, rumors or threats of war, actual conflicts involving the U.S. or its allies (such as the war in Iraq), conflict between China and Taiwan, or trade disruptions impacting our domestic or foreign suppliers or our customers, may impact our operations and may, among other things, cause delays or losses in the delivery of wafers or other products to us and decreased sales of our products. More generally, these events have affected, and are expected to continue to affect, the general economy and customer demand for products sold by our customers. Any of these occurrences could have a significant impact on our operating results, revenues and costs, which in turn may result in increased volatility in our common stock price and a decline in the price of our common stock.

THE OFFER

1. Eligibility.

You are an “eligible option holder” only if you are subject to United States taxation and hold otherwise eligible options, if those options remain outstanding as of the last date on which this offer remains open for acceptance.

If you are an employee or other service provider of Integrated Silicon Solution, Inc. (referred to as “ISSI,” the “Company,” “we,” “our,” or “us”), unless expressly provided by an agreement between you and ISSI “or by the requirements of applicable law”, your employment or other service with ISSI will remain “at will” and can be terminated by you or us at any time, with or without cause or notice. You must be an active employee or other service provider of ISSI in order to be an eligible option holder.

2. Number of options and amount of consideration; expiration date.

Subject to the terms and conditions of this offer, we will accept for amendment eligible options that are held by eligible option holders and with respect to which proper elections are made, and are not validly withdrawn by you, before the expiration date.

An option to purchase common stock is eligible for this offer only if each of the following conditions is met:

•	the option was granted under the Integrated Silicon Solution, Inc. 1998 Stock Plan or the Integrated Silicon Solution, Inc. Nonstatutory Stock Plan;

•

the option had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s measurement date (that is, it was granted at a “discount” to the then-current fair market value of the underlying stock);

•	the option was either granted after, or unvested as of, December 31, 2004;

•	the holder of the option is an active employee or other service provider of ISS as of the last date on which this offer remains open for acceptance (the expiration date) I; and

•	the option is still outstanding as of the expiration date.

As noted above, in order to be eligible, options must be outstanding as of the expiration date of the offer (regardless of whether or not we extend the expiration date). For example, if a particular option grant expires after commencement, but before the expiration date, that particular option grant is not eligible for this offer.

If you choose to accept this offer with respect to any of your outstanding options in this offer, you need not accept this offer with respect to all of your eligible options. However, if you do choose to accept this offer with respect to an eligible option, you must accept this offer with respect to all of the shares subject to that option grant that were unvested as of December 31, 2004. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised.

As discussed below, this rule will not apply to the portion of any eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and which is beneficially owned by a person who is not a current or former employee or other service provider of ISSI. Any portion beneficially owned by a person who is not a current employee or other service provider of ISSI is not eligible in this offer (even if legal title to that portion of the option grant is held by you and you are an eligible option holder). You may, however, accept this offer with respect to the portion of the option grant you legally and beneficially own.

If you participate in this offer, the treatment of any eligible option will depend on whether the option is “in the money” or “out of the money” as of the last date on which this offer remains open for acceptance. An option will be deemed “in the money” for the purposes of the offer if the option had an original exercise price per share that is less than or equal to the closing price of the common stock on the last date on which this offer remains open for acceptance. An option will be deemed “out of the money” for the purposes of the offer if the option had an original exercise price per share that is greater than the closing price of the common stock on the last date on which this offer remains open for acceptance.

Any eligible “in the money” option with respect to which you accept this offer will be replaced with the following consideration:

1.	Your eligible option will be amended to increase the exercise price per share to the lesser of the fair market value of a share of the common stock of ISSI on the option’s measurement date for financial reporting purposes or the closing price of the common stock on the last date on which this offer remains open for acceptance. If only a portion of your option grant vested or is scheduled to vest after December 31, 2004, then only that portion of the option grant is an eligible option and will be amended to increase the exercise price; and

2.	For each “in the money” option amended in this offer, you will receive a cash payment, less applicable tax withholding, on or promptly following January 1, 2008 equal to the difference between the new exercise price per share of the amended option, and the original exercise price per share, multiplied by the number of unexercised shares of ISSI common stock subject to the amended option. If only a portion of your option grant vested or is scheduled to vest after December 31, 2004, then you will only receive a cash payment with respect to that portion of the option grant.

Any eligible “out of the money” option with respect to which you accept this offer will be replaced with the following consideration:

1.	Your eligible option will be amended to decrease the exercise price per share to the closing price of the common stock of ISSI as of the closing date (rather than the fair market value of a share of the common stock of ISSI on the option’s measurement date for financial reporting purposes). If only a portion of your option grant vested or is scheduled to vest after December 31, 2004, then only that portion of the option grant is an eligible option and will be amended to decrease the exercise price; and

2.	The number of shares subject to that portion of your “out of the money” option that is an eligible option will be reduced to an economically equivalent number of shares using a Black-Scholes valuation methodology to account for the increase in the value of each share subject to the option resulting from the decrease in the exercise price.

If only a portion of your option grant vested or is scheduled to vest after December 31, 2004, then only that portion of the option grant is an eligible option and will be amended to increase or decrease the exercise price, as applicable. The portion that vested on or before December 31, 2004 is not subject to the adverse tax consequences that this offer is designed to allow you to avoid and so that portion of the option grant will not be eligible for inclusion in the offer. Instead, the portion of any option grant that vested on or before December 31, 2004 will remain outstanding in accordance with its original terms, including its original exercise price.

Your Addendum will list the number of unexercised shares subject to your options, the original exercise price of your eligible options, and the fair market value of a share of the common stock of ISSI on the option’s measurement date for financial reporting purposes.

For purposes of this offer, the term “option” refers to an option to purchase shares of our common stock.

Eligible “In the Money” Option

Example 1

You were granted an option on October 1, 2004 to purchase 10,000 shares of ISSI common stock with an exercise price equal to $3.00 per share, with a 4 year vesting schedule. Of the number of shares subject to your option, no shares vested on or before December 31, 2004. On the option’s original measurement date, the fair market value of ISSI common stock was $5.00 per share. As of the offer expiration date, the closing price of the common stock was $6.00 per share and you had not exercised any portion of the option. If you choose to participate in the offer, you will receive the following under these facts:

1.	The option to purchase 10,000 shares will be amended to increase the exercise price to $5.00 per share (the lesser of the fair market value of a share of the common stock of ISSI on the option’s measurement date for financial reporting purposes or the closing price of the common stock on the closing date).

2.	A cash payment of $20,000 ($5.00 minus $3.00 multiplied by 10,000) (the portion of the option eligible as of the expiration date of the offer), less applicable tax withholding, will be payable on or promptly following January 1, 2008.

Example 2

You were granted an option on December 31, 2002 to purchase 10,000 shares of ISSI common stock with an exercise price equal to $3.00 per share, with a 4 year vesting schedule. Of the number of shares subject to your option, 5,000 shares vested on or before December 31, 2004. On the option’s original measurement date, the fair market value of ISSI common stock was $10.00 per share. As of the offer expiration date, the closing price of the common stock was $6.00 per share and you had not exercised any portion of the option. If you choose to participate in the offer, you will receive the following under these facts:

1.	5,000 shares (that portion of the option that was unvested as of December 31, 2004) will be amended to increase the exercise price to $6.00 per share (the lesser of the fair market value of a share of the common stock of ISSI on the option’s measurement date for financial reporting purposes or the closing price of the common stock on the closing date).

2.	A cash payment of $15,000 ($6.00 minus $3.00 multiplied by 5,000) (the portion of the option eligible as of the expiration date of the offer), less applicable tax withholding, will be payable on or promptly following January 1, 2008.

Eligible “Out of the Money” Option

Example

You were granted an option on January 1, 2003 to purchase 10,000 shares of ISSI common stock with an exercise price equal to $10.00 per share, with a 4 year vesting schedule. Of the number of shares subject to your option, 5,000 shares vested on or before December 31, 2004. On the option’s original measurement date, the fair market value of ISSI common stock was $15.00 per share. As of the offer expiration date, the closing price of the common stock was $6.00 per share and you had not exercised any portion of the option. If you choose to participate in the offer, you will receive the following under these facts:

1.	5,000 shares (that portion of the option that was unvested as of December 31, 2004) will be amended to decrease the exercise price to $6.00 per share.

2.	No cash payment will be made with respect to the option.

3.	The option to purchase 5,000 shares has a Black-Scholes value of:

$1.19 per share at the exercise price of $10.00 per share; and

$2.15 per share at the exercise price of $6.00 per share.

4.	Due to the decrease in exercise price, the number of shares would be reduced to:

5,000 shares x ($1.19 / $2.15) = 2,767 shares

Note that the foregoing examples are for illustration purposes only and do not reflect the actual prices of the Company’s common stock as of such dates.

If you accept this offer with respect to options that are unvested and you are no longer an employee or other service provider of ISSI on the date that the eligible option would have vested, you will not receive any cash payment as detailed above and you will not vest in any amended options you have received.

All amended options will be subject to the terms of the Integrated Silicon Solution, Inc. 1998 Stock Plan or the Integrated Silicon Solution, Inc. Nonstatutory Stock Plan, as applicable, and to option agreements between you and the Company as amended by this Offer. The current form of option agreements under the Integrated Silicon Solution, Inc. 1998 Stock Plan and the Integrated Silicon Solution, Inc. Nonstatutory Stock Plan are attached as exhibits to the Schedule TO with which this offer has been filed. See Section 9 of this Offer to Amend for a description of the Integrated Silicon Solution, Inc. 1998 Stock Plan and the Integrated Silicon Solution, Inc. Nonstatutory Stock Plan.

The expiration date for this offer will be 5:00 p.m., Pacific Time, on July 18, 2007, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Amend for a description of our rights to extend, terminate and amend the offer.

3. Purpose of the offer.

It has been determined that certain options granted under the Integrated Silicon Solution, Inc. 1998 Stock Plan and the Integrated Silicon Solution, Inc. Nonstatutory Stock Plan were issued with an exercise price less than the fair market value of the underlying ISSI common stock on the option’s measurement date for financial reporting purposes. Section 409A provides that the portion of options that were granted at a discount and vest after December 31, 2004 will likely subject the eligible option holders to unfavorable tax consequences. If the eligible options are amended and a cash payment distributed, the unfavorable tax consequences, as described in Section 14 of this Offer to Amend, will be eliminated. We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. The currently outstanding options were issued to motivate ISSI employees to perform at high levels and to provide an effective means of recognizing employee contributions to the success of our business.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving the Company;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board of director vacancies or to change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from the Nasdaq Global Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of a material amount of our securities or the disposition of a material amount of any of our securities; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

In the ordinary course of business, from time to time, the Company evaluates acquisition opportunities. At the present time, we are reviewing a number of opportunities. These transactions might be completed in the ordinary course of business consistent with past practice during the pendency of this offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.

In the ordinary course of business, the Company makes changes in the composition and structure of its board of directors and/or management. The Company expects that it will continue to make changes in this regard.

As of August 28, 2006, the Company entered into a letter agreement with Riley Investment Management, LLC, SACC Partners, LP, Bryant R. Riley, B. Riley & Co. Retirement Trust and B. Riley & Co., Inc. (the “Riley Parties”), as amended as of November 30, 2006. Pursuant to the letter agreement, the Company agreed, among other things, to expand the size of its Board of Directors from seven members to nine members and elect each of Bryant Riley and Melvin Keating to fill the vacancies created by such increase no later than September 15, 2006. Bryant Riley is a director and an affiliate of the other Riley Parties. Additionally, the Company agreed to deliver to the Riley Parties written commitments from three of the Company’s then current directors (other than Jimmy S. Lee and Kong Yeu Han) not to seek or accept re-nomination for election to the Board of Directors at the Company’s 2007 annual meeting of stockholders. The Letter Agreement further anticipates that the Company’s nominating committee will nominate for election at the Company’s 2007 annual meeting of stockholders the six remaining directors and one additional independent director (who is Mr. McDonald) mutually agreeable to the Riley Parties and the Company’s board of directors and its nominating committee and that the size of the Board of Directors will be reduced to seven members at such time.

As of September 7, 2006, the Company entered into a Standstill Agreement with the Riley Parties. The parties entered into the Standstill Agreement as contemplated by the letter agreement described above.

Pursuant to the Standstill Agreement, the Riley Parties have agreed, until the date on which proxies for the Company’s 2008 annual meeting of stockholders are first solicited, not to, among other things:

•	acquire (or offer or agree to acquire) any material amount of assets of the Company, or encourage any third party to do so;

•	encourage any third party that they acquire (or offer or agree to acquire) 15% or more of any voting securities of the Company (including any such securities already held by such third party);

•

participate (or encourage any third party to participate) in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities and Exchange Commission), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company, with respect to the foregoing or, among other things, (i) any extraordinary transaction, such as a merger, reorganization or liquidation involving the Company, certain changes in the present structure or membership of the board of directors or management of the Company, except as provided in the letter agreement, or any change to any material term of the employment contract of any executive officer of the Company, (ii) the opposition of any person nominated by the Company’s nominating committee, or (iii) any material change in the Company’s capital structure or business; or

•

take any action that could require the Company to make a public announcement regarding the possibility of the foregoing or take certain other actions in connection with the foregoing, including making a public announcement or forming or participating in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You must make your own decision about whether to participate in this offer. We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors.

4. Procedures for electing to participate in this offer.

Proper election to elect to participate in this offer.

Participation in this offer is voluntary. To participate in this offer, you must, in accordance with the instructions of the election form, properly complete, sign and fax, e-mail, or hand deliver the election form to Eve Lai. Eve Lai must receive the properly completed and signed election forms before the expiration date. The expiration date will be 5:00 p.m., Pacific Time, on July 18, 2007, unless we extend the offer. Election forms and related documents may only be submitted by fax or e-mail to:

Eve Lai

Integrated Silicon Solution, Inc.

Fax: (408) 969-4621

E-mail: elai@issi.com

If you participate in this offer, you must accept this offer with respect to all of the shares subject to outstanding portion of that option grant except as detailed in Section 2 of this Offer to Amend. To help you recall your outstanding eligible option grants and give you the tools to make an informed decision, we will provide you with an Addendum listing your eligible options (including the numbers of shares subject to the option and its original exercise price) and the fair market value of a share of the common stock of ISSI on each option’s measurement date for financial reporting purposes. If you hold an option that is not listed on the Addendum, the option is not an eligible option.

Your election to participate becomes irrevocable after 5:00 p.m., Pacific Time, on July 18, 2007, unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date, except as provided in Section 5 of this Offer to Amend. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date, as described in Section 5 of this Offer to Amend. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date.

If you submit an election form, and then decide that you would like to elect to accept this offer with respect to additional options, you must fax or e-mail a new election form to Eve Lai by the expiration date. This new election form must also list all of the options with respect to which you wish to accept this offer, because your original election form will no longer be valid. You may submit new election forms as often as you wish prior to the expiration date, but you will be bound by the last properly submitted election or withdrawal form we receive prior to the election date.

The delivery of all documents, including election forms, is at your risk. ISSI intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your election form and/or any withdrawal form. Only responses that are complete, signed, and actually received by Eve Lai by the deadline will be accepted. Responses may only be submitted via fax, e-mail, or hand delivery. Responses submitted by any other means are not permitted.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any election that we determine is not in good order or that we determine is unlawful to accept. Subject to the terms and conditions of this offer, promptly after the expiration of this offer we will accept all options with respect to which proper elections are made.

Our receipt of your election form is not by itself an acceptance of your options. For purposes of this offer, we will be deemed to have accepted options with respect to which proper elections have been made and are not properly withdrawn by you as of the time when we give oral or written notice to the option holders generally of our acceptance of options. We may issue this notice of acceptance by press release, e-mail, or other methods of communication. Options accepted will be amended on the day after the expiration date, which we presently expect will be July 19, 2007.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, at our discretion, all questions as to the validity, form, eligibility (including time of receipt), and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options with respect to which elections have been made that we determine are not in good order or that we determine are unlawful to accept. We will accept all options with respect to which proper elections are made that are not validly withdrawn by you. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and options with respect to which elections have been made. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for amendment will constitute a binding agreement between ISSI and you upon the terms and subject to the conditions of this offer.

5. Withdrawal rights and change of election.

You may withdraw the options with respect to which you previously elected to accept the offer only in accordance with the provisions of this section.

If you have previously elected to accept this offer with respect to your options, you may withdraw that election with respect to some or all of these options at any time before the expiration date, which is expected to be 5:00 p.m., Pacific Time, on July 18, 2007. If we extend the offer, you may withdraw your options at any time until the extended expiration date.

To validly withdraw some or all of the options with respect to which you previously have chosen to accept this offer, you must deliver to Eve Lai via fax, e-mail, or hand delivery in accordance with the procedures listed in Section 4 above, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the options. Any options you do not withdraw will remain bound pursuant to your prior election form. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. Eve Lai must receive the properly completed and signed withdrawal form before the expiration date. The expiration date will be 5:00 p.m., Pacific Time, on July 18, 2007, unless we extend the offer.

You may not rescind any withdrawal. Your elections with respect to withdrawn eligible options will be deemed not properly made for purposes of the offer, unless you properly re-elect to accept this offer with respect to your eligible options before the expiration date. To re-elect to accept this offer with respect to the withdrawn eligible options, you must fax, e-mail, or hand deliver a new election form to Eve Lai before the expiration date by following the procedures described in Section 4 of this Offer to Amend. This new election form must be properly completed, signed, and dated after your original election form and after your withdrawal form.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.

The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk. ISSI intends to confirm the receipt of your withdrawal form and/or any election form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your withdrawal form and/or any election form. Only responses that are complete, signed, and actually received via fax, e-mail, or hand delivery by Eve Lai by the deadline will be accepted. Responses may be submitted only by fax, e-mail, or by hand delivery. Responses submitted by any other means are not permitted.

6. Acceptance of options for amendment, issuance of cash payments, and amended options.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for amendment all eligible options with respect to which proper elections have been made that have not been validly withdrawn by you before the expiration date.

Subject to the terms and conditions of this offer, if elections with respect to your eligible options are properly made and accepted by us, these options will be amended as of the amendment date (but following the expiration of the offer), which is the day after the expiration date. We expect that the expiration date will be July 18, 2007, unless the offer period is extended. We expect that the amendment date will be July 19, 2007, unless the offer period is extended. If the expiration date is delayed, the amendment date will be similarly delayed. Once eligible options with respect to which you elect to accept this offer are amended, those options will be replaced in full by the amended options.

For purposes of the offer, we will be deemed to have accepted options for you with respect to which valid elections have been made and are not properly withdrawn by you as of the time when we give oral or written notice to the option holders generally of our acceptance for amendment of the options. This notice may be made by press release, e-mail, or other method of communication. Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Amend, we currently expect that we will accept promptly after the expiration date all options with respect to which proper elections have been made that are not validly withdrawn by you.

In lieu of the eligible options with respect to which you choose to accept this offer, you will be entitled to receive amended options and, if applicable, a cash payment as described in Section 2 of this Offer to Amend, subject to any applicable vesting conditions. Eligible options with respect to which you choose to accept this offer will be amended on the amendment date, which is the date following the expiration date. The amendment date will be July 19, 2007, unless the offer period is extended. Promptly after the expiration of the offer, we will send you a letter or other paperwork regarding your amended options.

If applicable, any cash payment owed to you for an option with respect to which you have chosen to accept this offer will be paid to you, less any applicable tax withholding, on or promptly following January 1, 2008. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture, and you will receive the payment regardless of whether you are a service provider as of the payment date. Promptly following the expiration of the offer we will send you a “Promise to Make Cash Payment and Option Amendment” evidencing your right to receive the cash payment, if applicable. If you do not receive a Promise to Make Cash Payment and Option Amendment within seven U.S. business days after the expiration date, please contact Eve Lai by e-mail at elai@issi.com.

The proposed regulations under Section 409A that allow us to offer you the opportunity to avoid unfavorable tax consequences by amending your options also impose certain requirements regarding the timing of the cash payments. These regulations do not allow us to make the cash payments in the same calendar year in which the options are amended. Therefore, the earliest we can make these cash payments to eligible option holders who participate in the offer is in January 2008.

Options that we do not accept for amendment will remain outstanding until they expire by their terms and will retain their current exercise terms and current vesting schedule. If you elect to participate in the offer but exercise your eligible options prior to expiration of the offer, those options which you exercise will no longer be eligible to be amended in this offer and you will not receive a cash payment with respect to such options. Your options instead will terminate upon exercise in accordance with their terms. Please see Section 14 of this Offer to Amend for a description of the tax consequences to you of accepting and not participating in this offer.

7. Conditions of the offer.

If ISSI is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no amended options. Notwithstanding any other provision of this offer, we will not be required to accept any options for amendment, and we may terminate the offer, or postpone our acceptance and amendment of any options for which elections to amend have been made, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us to have occurred:

•

there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute,

rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the offer to us);

•	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•

in our reasonable judgment, any extraordinary or material adverse change in United States financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the NYSE Index or the Standard & Poor’s 500 Index from the date of the commencement of the offer,

•

the commencement or continuation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

•	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•

a tender or offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed or we shall have learned that:

•	any person, entity or group has purchased all or substantially all of our assets,

•

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

•	any such person, entity or group that had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 1% of our outstanding shares,

•

any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for amendment of or to set a fixed exercise date on eligible options, or

•

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

•

there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer other than as contemplated as of the commencement date of this offer (as described in Section 12);

•

any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations or stock ownership of ISSI that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the offer to us); or

•

any rules or regulations by any governmental authority, the National Association of Securities Dealers, the Nasdaq Global Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to the Company, which might restrain, prohibit, or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits to us).

If any of the above events occur, we may:

•	terminate the offer and promptly return all eligible options with respect to which elections have been made to the eligible option holders;

•	complete and/or extend the offer and, subject to your withdrawal rights, retain all options with respect to which elections have been made until the extended offer expires;

•	amend the terms of the offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8. Price range of shares underlying the options.

The ISSI common stock that underlies your options is traded on the Nasdaq Global Market under the symbol “ISSI.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock as reported by the Nasdaq Global Select Market.

	High	Low
Fiscal Year Ending September 30, 2007
2nd Quarter	$5.60	$5.47
1st Quarter	5.76	5.67
Fiscal Year Ended September 30, 2006
4th Quarter	5.61	5.39
3rd Quarter	5.52	5.23
2nd Quarter	6.67	6.51
1st Quarter	6.55	6.42
Fiscal Year Ended September 30, 2005
4th Quarter	8.81	8.23
3rd Quarter	7.60	7.40
2nd Quarter	6.71	6.56
1st Quarter	8.28	8.05

On June 12, 2007, the closing sale price of our common stock, as reported by the Nasdaq Global Market was $5.91 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9. Source and amount of consideration; terms of amended options.

Consideration.

We will issue amended options and, if applicable, cash payments with respect to eligible options for which proper elections have been made and accepted. Cash payments will be made from ISSI’s general corporate assets, and you will be a general creditor of ISSI with respect to the cash payments until they are received.

If we receive and accept elections from eligible option holders of all options eligible for this offer, subject to the terms and conditions of this offer, we will amend options to purchase a total of approximately 581,000 shares of our common stock, or approximately 1.6% of the total shares of our common stock outstanding as of March 31, 2007, and the maximum aggregate cash payments payable pursuant to the offer will be approximately $270,000.

Termination of Employment.

If you are currently an employee or other service provider of ISSI, your employment or other service will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice. If your employment or other service terminates before the expiration date, your options will have ceased to vest in accordance with their terms and you will be eligible to participate in this offer only to the extent that you hold options which have vested and remain outstanding as of the last date on which this offer remains open for acceptance. Any options with respect to which you have accepted this offer that are not eligible for amendment will be returned to you and will terminate in accordance with their terms.

General terms of amended options.

If we have accepted your election to amend your options, you will receive the consideration described in Section 2 of this Offer to Amend. Each amended option will be amended on the amendment date (expected to be July 19, 2007). All amended options will be evidenced by a letter or other paperwork, which will be sent to you promptly after the expiration of the offer.

Except for the new exercise price of your amended options and, with respect to any “out of the money” options, the number of shares issuable upon the exercise of such options, the terms and conditions of your amended options will remain the same as the terms and conditions of your eligible options.

The following descriptions summarize the material terms of the Integrated Silicon Solution, Inc. 1998 Stock Plan and the Integrated Silicon Solution, Inc. Nonstatutory Stock Plan. Our statements in this Offer to Amend concerning the Integrated Silicon Solution, Inc. 1998 Stock Plan and the Integrated Silicon Solution, Inc. Nonstatutory Stock Plan and the amended options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the Integrated Silicon Solution, Inc. 1998 Stock Plan and the Integrated Silicon Solution, Inc. Nonstatutory Stock Plan, and the forms of option agreements under such plans, which have been filed as exhibits to the Schedule TO of which this offer is a part. Please contact Eve Lai at phone number (408) 969-4621, or by e-mail at elai@issi.com, to receive a copy of the Integrated Silicon Solution, Inc. 1998 Stock Plan or the Integrated Silicon Solution, Inc. Nonstatutory Stock Plan, and the forms of option agreements thereunder. We will promptly furnish you copies of these documents upon request at our expense.

Summary of the Integrated Silicon Solution, Inc. 1998 Stock Plan.

The Integrated Silicon Solution, Inc. 1998 Stock Plan, as amended (the “1998 Plan”), permits the granting of incentive stock options, nonstatutory stock options, and stock purchase rights to eligible optionees.

General.

The 1998 Plan was adopted by the Board of Directors in October 1998 and approved by the Company’s stockholders in February 1999. The 1998 Plan authorizes the Board, or one or more committees which the Board may appoint from among its members (the “Committee”), to grant stock options or stock purchase rights (“SPRs”). Options granted under the 1998 Plan may be either Incentive Stock Option (“ISOs”) as defined in Section 422 of the Code, or Nonstatutory Stock Options (“NSOs”), as determined by the Board or the Committee. The shares reserved under the 1998 Plan may be authorized, but unissued, or reacquired Common Stock.

Purpose.

The general purpose of the 1998 Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors, and consultants and to promote the success of the Company’s business.

Administration.

The 1998 Plan may be administered by the Board or the Committee. Subject to the other provisions of the 1998 Plan, the Board or the Committee has the authority to: (i) interpret the 1998 Plan and apply its provisions; (ii) prescribe, amend or rescind rules and regulations relating to the 1998 Plan; (iii) select the persons to whom options and SPRs are to be granted; (iv) determine the number of shares to be made subject to each option and SPR; (v) determine whether and to what extent options and SPRs are to be granted; and (vi) prescribe the terms and conditions of each option and SPR (including the exercise price, whether an option will be classified as an ISO or a NSO and the provisions of the stock option or stock purchase agreement to be entered into between the Company and the grantee). All decisions, interpretations and other actions of the Board or Committee shall be final and binding on all holders of options and SPRs and on all persons deriving their rights therefrom.

Eligibility.

The 1998 Plan provides that options and SPRs may be granted to the Company’s employees, directors, and consultants (as such terms are defined in the 1998 Plan). As of April 1, 2007, approximately

430 of the Company’s employees and consultants were eligible to participate in the 1998 Plan. ISOs may be granted only to employees. Any optionee who owns more than 10% of the combined voting power of all classes of outstanding stock of the Company or any parent or subsidiary is not eligible for the grant of an ISO unless the exercise price of the option is at least 110% of the fair market value of the Common Stock on the date of grant.

The 1998 Plan provides that no employee shall be granted, in any fiscal year of the Company, options to purchase more than 250,000 shares of Common Stock. In connection with an employee’s initial employment, the employee may be granted options to purchase up to an additional 250,000 shares of Common Stock.

Terms and Conditions of Options.

Each option granted under the 1998 Plan is evidenced by a written stock option agreement between the optionee and the Company and is subject to the following terms and conditions:

(a) Exercise of the Option. Each option will be exercisable according to the terms of the 1998 Plan and each stock option agreement. An option will be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the stock option agreement), and (ii) full payment for the shares with respect to which the option is exercised. Until the shares of Common Stock are issued, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the optioned stock, notwithstanding the exercise of the option. The Company will issue such shares promptly after the option is exercised.

(b) Exercise Price. The Board determines the exercise price of options to purchase shares of Common Stock at the time the options are granted. However, excluding options issued to 10% stockholders, the exercise price under an ISO must not be less than 100% of the fair market value of the Common Stock on the date the option is granted. Generally, the fair market value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the Nasdaq Global Market on the last market trading day prior to the date of determination.

(c) Form of Consideration. The means of payment for shares issued upon exercise of an option is specified in each stock option agreement and generally may be made by cash, check, promissory note, other shares of Common Stock of the Company owned by the optionee, delivery of an exercise notice together with irrevocable instructions to a broker to deliver the exercise price to the Company from the sale or loan proceeds, reduction in the amount of any Company liability to the optionee, or by a combination thereof, or such other consideration and method of payment for the issuance of shares to the extent permitted by applicable laws.

(d) Term of Options. Each stock option agreement will specify the term of the option and the date when the option is to become exercisable. However, in no event shall an option granted under the 1998 Plan be exercised more than ten (10) years after the date of grant. Moreover, in the case of an ISO granted to a 10% stockholder, the term of the option shall be for no more than five (5) years from the date of grant. No options may be exercised by any person after the expiration of its term.

(e) Termination of Continuous Status. In the event of termination of an optionee’s continuous status as an employee, director, or consultant with the Company (as the case may be), such optionee may, but only within three (3) months following the optionee’s termination (or within such other period of time as is determined by the Board) after the date of such termination (but in no event later than the expiration date of the term of such option as set forth in the option agreement), exercise his option to the extent that the optionee was entitled to exercise it at the date of such termination. To the extent that the optionee was not entitled to exercise the option at the date of such termination, or if the optionee does not exercise such option to the extent so entitled within the time specified herein, the option shall terminate.

(f) Disability. In the event of termination of an optionee’s continuous status as an employee, director, or consultant as a result of his total and permanent disability (as defined in Section 22(e)(3) of the

Code), the optionee may, but only within twelve (12) months (or within such other period of time as is determined by the Board) from the date of such termination (but in no event later than the expiration date of the term of such option as set forth in the option agreement), exercise the option to the extent otherwise entitled to exercise it at the date of such termination. To the extent that the optionee was not entitled to exercise the option at the date of termination, or if the optionee does not exercise such option to the extent so entitled within the time specified herein, the option shall terminate.

(g) Death. In the event of the death of an optionee while the optionee is an employee, director, or consultant, the option may be exercised at any time within twelve (12) months following the date of death (but in no event later than the expiration date of the term of such option as set forth in the option agreement), by the optionee’s estate or by a person who acquired the right to exercise the option by bequest or inheritance, but only to the extent the optionee was entitled to exercise the option at the date of death. To the extent that the optionee was not entitled to exercise the option at the date of death, or if the optionee’s estate does not exercise such option to the extent so entitled within the time specified herein, the option shall terminate.

(h) Nontransferability of Options. Unless determined otherwise by the administrator, an option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the optionee, only by the optionee.

(i) Value Limitation. If the aggregate fair market value of all shares of Common Stock subject to an optionee’s ISOs which are exercisable for the first time during any calendar year under all plans of the Company or any parent or subsidiary exceeds $100,000, such excess options shall be treated as NSOs.

(j) Buyout Provisions. The Board or Committee may at any time offer to buy out for a payment in cash or shares, an option previously granted, based on such terms and conditions as the Board or Committee shall establish and communicate to the optionee at the time that such offer is made.

Stock Purchase Rights.

The 1998 Plan permits the Company to grant rights to purchase Common Stock either alone or in combination with other awards granted under the 1998 Plan or in combination with cash awards made outside of the 1998 Plan.

(a) Term of Stock Purchase Rights. After the Board or Committee determines that it will offer SPRs under the 1998 Plan, it shall advise the offeree in writing or electronically, by means of a notice of grant, of the terms, conditions and restrictions related to the offer, including the number of shares that the offeree shall be entitled to purchase, the price to be paid and the time within which the offeree must accept such offer. The offer shall be accepted by execution of a restricted stock purchase agreement in the form determined by the Board or Committee.

(b) Repurchase Option. Unless the Board or Committee determines otherwise, the restricted stock purchase agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s service with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at such rate as the Board or Committee may determine.

(c) Nontransferability of Stock Purchase Rights. Unless determined otherwise by the Board or Committee, a SPR may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the offeree, only by the offeree.

Adjustments upon Changes in Capitalization or Merger.

Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding option or SPR, and the number of shares of Common Stock which have been authorized for issuance under the 1998 Plan but as to which no options or SPRs have yet been granted or which have been returned to the 1998 Plan upon cancellation or expiration of an option or SPR, as well as the price per share of Common Stock covered by each such outstanding option or SPR, shall be proportionately adjusted for an any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option or SPR.

In the event of the proposed dissolution or liquidation of the Company, the Board or Committee shall notify the optionee, as soon as practicable prior to the effective date of such proposed action. To the extent it has not been previously exercised, the option or SPR will terminate immediately prior to the consummation of such proposed action.

In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the Company’s assets, each outstanding option or SPR shall be assumed or an equivalent option or right shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. In the event that such successor corporation does not agree to assume the option or SPR or to substitute an equivalent option, the Board shall, in lieu of such assumption or substitution, provide for the optionee to have the right to exercise the option or SPR as to all of the optioned stock, including shares as to which the option would not otherwise be exercisable. If the Board makes an option or SPR fully exercisable in lieu of assumption or substitution in the event of a merger, the Board shall notify the optionee that the option or SPR shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the option or SPR will terminate upon the expiration of such period.

Amendments, Suspensions and Termination of the 1998 Plan.

The Board may amend, alter, suspend or discontinue the 1998 Plan at any time, but no amendment, alteration, suspension or discontinuation shall be made which would impair the rights of any optionee unless mutually agreed otherwise between the optionee and the Board in a writing signed by the optionee and the Company. The Company shall obtain stockholder approval for any 1998 Plan amendment to the extent necessary to comply with applicable laws. In any event, the 1998 Plan will terminate automatically in 2008.

Federal Tax Information for the 1998 Plan.

Options granted under the 1998 Plan may be either ISOs or NSOs.

An optionee who is granted an ISO will not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two (2) years after grant of the option and one (1) year after exercise of the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares on the date of exercise and (ii) the sale price of the shares. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

All options which do not qualify as ISOs are referred to as NSOs. An optionee will not recognize any taxable income at the time he or she is granted an NSO. However, upon its exercise, the optionee will recognize ordinary income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any ordinary income recognized in connection with an option exercise by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. Upon resale of such shares by the optionee, any difference between the sales price and the optionee’s purchase price, to the extent not recognized as ordinary income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period. The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of an NSO.

Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options. However, restricted stock is generally purchased upon the exercise of a stock purchase right. At the time of purchase, restricted stock is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. As a result, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when a stock ceases to be subject to a substantial risk of forfeiture. The stock will generally cease to be subject to a substantial risk of forfeiture when it is no longer subject to the Company’s right to repurchase the stock upon the purchaser’s termination of employment with the Company. At such times, the purchaser will recognize ordinary income measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to a substantial risk of forfeiture.

The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and the beginning of any capital gain holding period by timely filing an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by the Company.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE 1998 PLAN PARTICIPANT AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS AND THE GRANT OF STOCK PURCHASE RIGHTS UNDER THE 1998 PLAN, DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE 1998 PLAN PARTICIPANT’S DEATH OR THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE 1998 PLAN PARTICIPANT MAY RESIDE.

Summary of the Integrated Silicon Solution, Inc. Nonstatutory Stock Plan.

The Integrated Silicon Solution, Inc. Nonstatutory Stock Plan, as amended (the “NSO Plan”), permits the granting of nonstatutory stock options to eligible optionees.

General.

The NSO Plan was adopted by the Board of Directors in October 18, 1996. The NSO Plan has not been approved by the Company’s stockholders. The NSO Plan authorizes the Board, or one or more committees which the Board may appoint from among its members (the “Committee”), to grant stock options. Options granted under the NSO Plan may only be Nonstatutory Stock Options (“NSOs”). The shares reserved under the NSO Plan may be authorized, but unissued, or reacquired Common Stock.

Purpose.

The general purpose of the NSO Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants and to promote the success of the Company’s business.

Administration.

The NSO Plan may be administered by the Board or the Committee. Subject to the other provisions of the NSO Plan, the Board or the Committee has the authority to, among other things: (i) interpret the NSO Plan and apply its provisions; (ii) prescribe, amend or rescind rules and regulations relating to the NSO Plan; (iii) select the persons to whom options are to be granted; (iv) determine the number of shares to be made subject to each option; (v) determine whether and to what extent options are to be granted; and (vi) prescribe the terms and conditions of each option (including the exercise price and the provisions of the stock option agreement to be entered into between the Company and the grantee). All decisions, interpretations and other actions of the Board or Committee shall be final and binding on all holders of options and SPRs and on all persons deriving their rights therefrom.

Eligibility.

The NSO Plan provides that options may be granted to the Company’s employees and consultants (as such terms are defined in the NSO Plan) other than any executive officer of the Company (within the meaning of Section 16 of the Exchange Act). As of April 1, 2007, approximately 430 of the Company’s employees and consultants were eligible to participate in the NSO Plan.

Terms and Conditions of Options.

Each option granted under the NSO Plan is evidenced by a written stock option agreement between the optionee and the Company and is subject to the following terms and conditions:

(a) Exercise of the Option. Each option will be exercisable according to the terms of the NSO Plan and each stock option agreement. An option will be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the stock option agreement), and (ii) full payment for the shares with respect to which the option is exercised. Until the shares of Common Stock are issued, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the optioned stock, notwithstanding the exercise of the option. The Company will issue such shares promptly after the option is exercised.

(b) Exercise Price. The Board determines the exercise price of options to purchase shares of Common Stock at the time the options are granted, which generally shall be the closing sales price of the common stock (or the closing bid, if no sales were reported) as quoted on the Nasdaq Global Market on the last market trading day prior to the date of grant of an option.

(c) Form of Consideration. The means of payment for shares issued upon exercise of an option is specified in each stock option agreement and generally may be made by cash, check, promissory note, other shares of Common Stock of the Company owned by the optionee, delivery of an exercise notice together with irrevocable instructions to a broker to deliver the exercise price to the Company from the sale or loan proceeds, reduction in the amount of any Company liability to the optionee, or by a combination thereof, or such other consideration and method of payment for the issuance of shares to the extent permitted by applicable laws.

(d) Term of Options. Each stock option agreement will specify the term of the option and the date when the option is to become exercisable. No options may be exercised by any person after the expiration of its term.

(e) Termination of Continuous Status. In the event of termination of an optionee’s continuous status as an employee or consultant with the Company (as the case may be), such optionee may, but only within thirty (30) days following the optionee’s termination (or within such other period of time as is determined by the Board) after the date of such termination (but in no event later than the expiration date of the term of such option as set forth in the option agreement), exercise his option to the extent that the optionee was entitled to exercise it at the date of such termination. To the extent that the optionee was not entitled to exercise the option at the date of such termination, or if the optionee does not exercise such option to the extent so entitled within the time specified herein, the option shall terminate.

(f) Disability. In the event of termination of an optionee’s continuous status as an employee or consultant as a result of his total and permanent disability (as defined in Section 22(e)(3) of the Code), the optionee may, but only within twelve (12) months (or within such other period of time as is determined by the Board) from the date of such termination (but in no event later than the expiration date of the term of such option as set forth in the option agreement), exercise the option to the extent otherwise entitled to exercise it at the date of such termination. To the extent that the optionee was not entitled to exercise the option at the date of termination, or if the optionee does not exercise such option to the extent so entitled within the time specified herein, the option shall terminate.

(g) Death. In the event of the death of an optionee while the optionee is an employee or consultant, the option may be exercised at any time within twelve (12) months following the date of death (but in no event later than the expiration date of the term of such option as set forth in the option agreement), by the optionee’s estate or by a person who acquired the right to exercise the option by bequest or inheritance, but only to the extent the optionee was entitled to exercise the option at the date of death. To the extent that the optionee was not entitled to exercise the option at the date of death, or if the optionee’s estate does not exercise such option to the extent so entitled within the time specified herein, the option shall terminate.

(h) Nontransferability of Options. Unless determined otherwise by the administrator, an option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the optionee, only by the optionee.

(i) Buyout Provisions. The Board or Committee may at any time offer to buy out for a payment in cash or shares, an option previously granted, based on such terms and conditions as the Board or Committee shall establish and communicate to the optionee at the time that such offer is made.

Adjustments upon Changes in Capitalization or Merger.

Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding option, and the number of shares of Common Stock which have been authorized for issuance under the NSO Plan but as to which no options have yet been granted or which have been returned to the NSO Plan upon cancellation or expiration of an option, as well as the price per share of Common Stock covered by each such outstanding option, shall be proportionately adjusted for an any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

In the event of the proposed dissolution or liquidation of the Company, the Board or Committee shall notify the optionee, at least fifteen (15) days prior to the effective date of such proposed action. To the extent it has not been previously exercised, the option will terminate immediately prior to the consummation of such proposed action.

In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the Company’s assets, each outstanding option shall be assumed or an equivalent option or right shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. In the event that such successor corporation does not agree to assume the option or to substitute an equivalent option, the Board shall, in lieu of such assumption or substitution, provide for the optionee to have the right to exercise the option as to all of the optioned stock, including shares as to which the option would not otherwise be exercisable. If the Board makes an option fully exercisable in lieu of assumption or substitution in the event of a merger, the Board shall notify the optionee that the option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the option will terminate upon the expiration of such period.

Amendments, Suspensions and Termination of the NSO Plan.

The Board may amend, alter, suspend or discontinue the NSO Plan at any time, but no amendment, alteration, suspension or discontinuation shall be made which would impair the rights of any optionee unless mutually agreed otherwise between the optionee and the Board in a writing signed by the optionee and the Company. The Company shall obtain stockholder approval for any NSO Plan amendment to the extent necessary to comply with applicable laws.

Federal Tax Information for the NSO Plan.

An optionee will not recognize any taxable income at the time he or she is granted an NSO. However, upon its exercise, the optionee will recognize ordinary income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any ordinary income recognized in connection with an option exercise by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. Upon resale of such shares by the optionee, any difference between the sales price and the optionee’s purchase price, to the extent not recognized as ordinary income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period. The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of an NSO.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE NSO PLAN PARTICIPANT AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS UNDER THE NSO PLAN, DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE NSO PLAN PARTICIPANT’S DEATH OR THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE NSO PLAN PARTICIPANT MAY RESIDE.

United States Federal Income Tax Consequence of the Offer.

You should refer to Section 14 of this Offer to Amend for a discussion of the United States federal income tax consequences of the amended options and the options with respect to which you choose to accept this offer, as well as the consequences of accepting or rejecting this offer. We strongly recommend that you consult with your own advisors to discuss the consequences to you of participating or not participating in this offer.

Certain states, including California, have adopted provisions similar to Section 409A under state tax law, and for optionees subject to income taxation in such states the total penalty tax could be higher than 20% (a 20% federal penalty tax and potentially a state penalty tax). We recommend that you consult with your financial, legal and/or tax advisors regarding any state tax consequences.

Federal Income Tax Consequences of the Offer in Multiple Jurisdictions.

If you are a citizen or resident of the United States, and are also subject to the tax laws of another non-United States jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of participating or not participating in this offer.

Registration of shares underlying the options.

All of the shares of ISSI common stock issuable upon exercise of amended options have been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of ISSI for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your amended options free of any transfer restrictions under applicable United States securities laws.

10. Information concerning the Company.

Overview

We are a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) digital consumer electronics, (ii) networking, (iii) mobile communications and (iv) automotive electronics. Our primary products are high speed and low power SRAM and low and medium density DRAM. Approximately 91% of our revenue is derived from our SRAM and DRAM products. We also design and market EEPROMs, SmartCards, and card reader-writer controller chips. We target large markets with our low cost, high quality semiconductor products and seek to build long-term relationships with our customers. We remain committed to supplying many of the lower density legacy DRAM and SRAM memories that are of less interest to many larger manufacturers and our customers frequently cite our commitment to long-term supply of these memories as one reason they buy products from ISSI.

Our outsourced manufacturing model is based upon a history of joint process technology development relationships with key Asian foundries. In our history, we have had such programs with several foundries, including Taiwan Semiconductor Manufacturing Corporation (TSMC), Chartered Semiconductor Manufacturing, and Semiconductor Manufacturing International Corporation (SMIC). We also have made strategic equity purchases in selected foundries. We have an established presence in the important Asian market that includes our design groups in Shanghai, China and Hsinchu, Taiwan. These locations also have product engineering, sales and marketing, quality assurance, production control, and other operating functions. Our world headquarters are in San Jose, California.

In fiscal year 2006, we acquired approximately an additional 15% of Integrated Circuit Solution, Inc. (ICSI), formerly a public company in Taiwan. Previously, we owned 83% of ICSI as a result of our acquisition of a substantial number of shares of ICSI in fiscal 2005. Our goal with this acquisition was to gain greater economies of scale by increasing our sales and eliminating duplications in expenses. In connection with our ICSI acquisition, we restructured our US expense base and transferred a number of job functions to Taiwan. We have been consolidating ICSI’s financial results with ours since May 1, 2005.

Also in fiscal year 2006, we decided to exit the BlueTooth business and sold our Bluetooth assets plus the majority of our shares in Signia, a Taiwan Bluetooth company. We made this decision to focus on our core product strategy, to reduce our expense run-rate, and achieved a gain of approximately $2.7 million on the overall sale of shares, technology, and assets. We also decided to exit the Flash controller business and sold our related technology and assets but we will continue to supply flash controllers to a certain customer on an exclusive basis. In addition, we also exited some other controller products lines which allows us to focus on our core products and reduce our expenses going forward.

Our customers include leaders in each of our four target markets, including LG Electronics, Lexmark, Mitsubishi, NEC, Sharp, Panasonic, Samsung, Sony, and Toshiba in consumer electronics; Alcatel•Lucent, Cisco, Fujitsu, Huawei Technologies, Nortel, Polycom, UT Starcom, and Foxconn in networking; Ericsson, Garmin, LG Electronics, Motorola, Nokia, and VTech in mobile communications; and Bosch, Bose, Delphi, Johnson Controls, Philips, Siemens VDO, Temic, and TRW in automotive electronics. Due to their significant size and market influence, these customers generally drive memory volumes in their market segments and help define the direction of future memory needs.

Company Background

We were incorporated in California in October 1988 and changed our state of incorporation to Delaware in August 1993. Our principal executive offices are located at 1940 Zanker Road, San Jose, California 95112, and our telephone number is (408) 969-6600. On our Investor Relations web site, located at www.issi.com, we post the following filings as soon as reasonably practicable after they are electronically filed with or furnished to the Securities and Exchange Commission: our annual report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934. All such documents on our Investor Relations web site are available free of charge.

Market Background

In recent years, the need for sophisticated semiconductor memory architecture has expanded beyond the PC market and into electronic systems in a wide variety of markets, including digital consumer electronics, networking, mobile communications and automotive electronics. Advances in technology have allowed for increasingly complex digital consumer systems, set-top boxes, digital cameras and HDTVs. Significant memory content is often required in these products to manage large amounts of data that create images and sounds in a digital format. As a result, virtually all digital consumer electronic systems incorporate semiconductor memory devices to enable and enhance system performance.

As more consumers and businesses utilize the internet and broadband communications networks and as users upgrade their equipment, the demand for products that connect to networks has accelerated. Consumers and businesses require high speed access to internet content and other services to transmit and receive large amounts of data, such as highly graphical web sites, MP3 audio files and streaming multimedia applications. The numerous and complex applications that facilitate connections within networking and broadband products, such as cable and DSL modems, switches and routers, require optimized high speed memory architectures to maximize bus bandwidth and speed data transfer.

Mobile communication products have gained broad acceptance among consumers. Applications for cellular communications, wireless local area networks (WLAN) and global positioning systems (GPS) are increasingly able to access a wide range of data services, from internet connectivity to location detection, and are delivering information to consumers through mobile products. Mobile products connect without wires to a base station that receives and sends data or voice to the mobile device. As more data and user content is accessed and stored on the mobile devices, advanced memory is required to store and access this information in the mobile products.

The complexity of automobile electronics is also increasing rapidly. The significant increase in automotive electronics systems has resulted in an increase in microcontrollers and memory responsible for delivering control and command functionality. Automobile designers are increasing semiconductor content in automobiles to allow for improved telematics, digital audio and video entertainment systems, and powertrain functions such as engine control and fuel efficiency management systems. These systems require memory devices that must meet the automotive industry’s high quality and reliability standards.

Integrated circuits that address the semiconductor memory market can be segmented into volatile memory, such as DRAM and SRAM, and non-volatile memory, such as Flash and EEPROM. Volatile memory loses its data if the electricity is turned off, while non-volatile memory retains its data when the electricity is turned off. SRAM is used for applications that require very high speed access to stored data and typically requires four to six transistors to store each bit of data. DRAM uses only a single transistor to store each bit of data. As a result, the storage capacity of DRAM tends to be much greater than that of SRAM. SRAM is faster than DRAM, but more expensive on a cost per bit basis. The same equipment manufacturers that use high performance SRAM may also use low and medium density DRAM and such products can be sold through the same channels.

System designers use SRAM in the most performance sensitive portions of their memory architecture. High performance SRAM operates at either very high speed or very low power or both. High speed SRAM is used in applications such as base stations, bridges, routers, modems and peripherals. Low power SRAM is used in applications such as the wireless handheld and mobile phone markets.

The DRAM market can be segmented into high density devices (currently 512 Mb and above) and low and medium density devices (currently 256 Mb and below). High density DRAM is used in applications that require high capacity storage, such as PCs and other high-end computing devices. Currently, DRAM in PCs is migrating from 512 Mb to 1 Gb and above. Low and medium density DRAM is used in applications such as digital consumer electronics, networking, mobile communications, and automotive electronics, which require less memory capacity than PCs and high end computing applications. Large captive memory manufacturers tend to focus production on higher density DRAM devices, where the volumes are greater and manufacturing economies of scale can be optimized. As a result, to the extent the large, captive memory manufacturers limit or cease production of low and medium density DRAM, customers may seek a new long-term, steady supply of these products. Several fabless memory companies, including ISSI, focus on providing low and medium density DRAM products to this market segment.

Memory suppliers compete on the basis of speed, power consumption, density, reliability, and cost, all of which are a function of process technology and design expertise. Success in the memory market is determined not only by the quality of the device design, but also by the process through which the device can be fabricated. Process technology improvements allow design line widths to be reduced, which in turn allow the integrated circuit design to operate at faster speeds and increased memory density. To meet the demands for high performance memories, a memory supplier must also have a wafer fabrication strategy allowing it to migrate to the newest generations of process technology on a timely basis. Process technology shifts occur frequently and are developed in high end wafer fabrication facilities that typically cost over $1.0 billion. Although most of the large multinational memory companies fabricate their own semiconductor wafers, fabless suppliers rely on third-party wafer foundries. The fabless model is much less capital intensive, but requires strong relationships with foundries to secure wafer supply and access to advanced process technology.

The demand for high performance memory products across a variety of end markets provides a substantial opportunity for a focused supplier of high performance memory integrated circuits.

Strategy

Since our inception in 1988, we have developed a broad range of SRAM products that enable designers to meet the demanding density, speed, cost, reliability and power consumption requirements of semiconductors used in high technology products. In the late 1990’s, we began to establish ourselves as a supplier of low and medium density DRAM products, which are complementary to our SRAM products. For both product lines, we emphasize our commitment to be a long-term provider of the legacy, smaller density products that are of less interest to some of our larger competitors. Our customers are among the largest manufacturers in the digital consumer electronics, networking, mobile communications and automotive electronic markets. Unlike many other fabless semiconductor companies, we employ our own process development team to work collaboratively with our key foundry suppliers, which are all located in Asia. From time to time, we have also made equity purchases in selected wafer foundries. Our management has extensive experience working with Asian foundries. These factors allow us to build strong relationships with our foundry suppliers and facilitate access to leading edge process technology and wafer capacity. The key elements of our strategy are:

Target Niche-oriented and Application Specific Market Segments.    The memory markets are large and diverse, but also prone to the economics of demand and supply imbalances which can cause fluctuations in product prices. We work to market and sell our SRAM and DRAM products into certain specific markets that provide sufficient volume for sales, but also provide better stability in prices over time. Examples of the market segments that we target are industrial applications, automotive, die sales, telecommunications, and some medical equipment.

Build Collaborative Relationships with Leading Edge Foundries.    We work in a highly collaborative mode with our principal wafer foundries in developing leading edge process technology that is critical in advanced memories. Through this collaborative model, we have been able to repeatedly be in the forefront as process technology moves to smaller geometries. In addition, from time to time we will agree to design a specific memory device requested by a foundry. As part of our manufacturing strategy, we have also made strategic equity purchases in key foundries, such as SMIC and, in the past, TSMC. We believe our collaborative development efforts and equity purchases have enabled us to have more secure access to wafer capacity even during industry up cycles. For example, in late 2003 and early 2004, foundry wafers were generally on allocation, but we were able to increase our wafer starts and grow our revenue on a quarterly basis.

Commit to Being a Long-Term Supplier of our Products.    We are a long-term supplier of products to many of our customers. Our fabless model provides us the flexibility to accommodate small volume production runs for products such as low and medium density memories. In contrast, many large captive suppliers will reduce or cease production of lower density products in periods of tight capacity, as manufacturing such products is less attractive to them than making higher density memories, which typically have higher volumes and greater economies of scale. As an example, we still supply low density 4 Mb EDO 3.3 volt DRAM and 64K SRAM, while most large captive memory companies ceased production of such devices several years ago.

Continue to Develop and Offer High Performance Products.    We provide cost effective, high performance products, including a complete family of SRAM products and a range of low and medium density DRAM products. We work with our customers to identify the memory requirements of their next generation products and then focus our development efforts on achieving high performance standards through advanced process technology, circuit density, high speed, reliability and optimized power consumption. Examples of our high performance product offerings include a 36 Mb synchronous high speed SRAM product targeting high-end networking applications and a 512 Mb DDR DRAM product targeting the digital consumer electronics and networking markets.

Expand our Low Cost Asian-Based Development Teams Close to our Customers.    We intend to continue to capitalize on our extensive experience in Asia. We have established low cost engineering development teams close to our customers through our subsidiaries in Taiwan and China. Our acquisition of ICSI is a further part of this strategy which now gives us a full complement of research and development and sales and marketing capability in both of our Asian subsidiaries.

Further Penetrate Industry Leading Customers.    We leverage our expertise in producing high quality memory products to penetrate our target markets through industry leading accounts, such as LG Electronics, Lexmark, Mitsubishi, NEC, Sharp, Panasonic, Samsung, Sony, and Toshiba in digital consumer electronics; 3Com, Alcatel•Lucent, Cisco, Fujitsu, Huawei Technologies, Nortel, Polycom, UT Starcom, and Foxconn in networking; Ericsson, Garmin, LG Electronics, Motorola, Nokia, and VTech in mobile communications; and Bosch, Bose, Delphi, Johnson Controls, Philips, Siemens VDO, Temic, and TRW in automotive electronics. We target these customers because we believe they drive high volumes in their markets and define the direction of future memory requirements. Our success with these market leaders enables us to attract other customers and diversify our customer base.

Develop Selected Non-Memory Products for Key Markets.    We are developing selected non-memory products for use in our key markets. Our goal is to increase product diversification and to offer products that are synergistic with our SRAM and DRAM expertise. Currently, these products include EEPROM, SmartCards, and controller chips for card reader-writers.

Customers and Marketing

Over the years, we have established a strong customer base, including industry leading accounts. Our key customers in each of our target markets are presented in the following table:

Digital Consumer Electronics	Networking	Mobile Communications	Automotive Electronics
Lexmark	3Com	Ericsson	Bosch
LG Electronics	Alcatel•Lucent	Garmin	Bose
Mitsubishi	Cisco	LG Electronics	Delphi
NEC	Foxconn	Motorola	Johnson Controls
Panasonic	Fujitsu	Nokia	Philips
Samsung	Huawei	VTech	Siemens VDO
Sharp	Nortel		Temic
Sony	Polycom		TRW
Toshiba	UT Starcom
Foxconn

Our sales and marketing efforts are directed from our San Jose headquarters, but we also have sales and marketing teams in Asia and a sales team in Europe. We market and sell our products in Asia, the U.S. and Europe through our direct sales force, independent sales representatives and distributors. We have distributors in North America and in many countries in Europe, including a Pan-European distributor. In Asia, we sell primarily through distributors who work closely with our Asian resident direct sales force. We have sales offices in the U.S., Europe, Taiwan, China, Hong Kong, Japan, Korea and India. Our marketing group focuses on product strategy, product development road maps, new product introduction, demand assessment and competitive analysis. The group also helps ensure that product launches, channel marketing programs, and ongoing demand and supply planning occur on a well-managed, timely basis.

In fiscal 2006, fiscal 2005 and fiscal 2004, no single customer accounted for over 10% of our total net sales. The percentage of our sales from customers located outside the U.S. was approximately 83%, 85%, and 87% in fiscal 2006, 2005, and 2004, respectively. We measure sales location by the shipping destination, even if the customer is headquartered in the U.S. We anticipate that sales to international customers will continue to represent a significant percentage of our net sales. The percentages of our sales by region are set forth in the following table:

	Fiscal Year Ended September 30,
	2006	2005	2004
Asia	73%	75%	75%
Europe	10	9	11
U.S.	17	15	13
Other	—	1	1

Total	100%	100%	100%

Information regarding our long-lived assets is contained in Note 16 to our Consolidated Financial Statements.

Our sales are generally made pursuant to standard purchase orders, which can be revised by our customers to reflect changes in the customer’s requirements. Generally, our purchase orders and OEM agreements allow customers to reschedule delivery dates and cancel purchase orders without significant penalties. For these reasons, we believe that our backlog, while useful for scheduling production, is not necessarily a reliable indicator of future revenues.

Markets and Products

Our memory products are used in a variety of specific applications within the digital consumer electronics, networking, mobile communications and automotive electronics markets. In particular, our SRAM products are used in WLANs, cell phones, base stations, networking switches and routers, fiber to the home (FTTH), DSL modems, LCD TVs, set-top boxes, GPS systems, instrumentation, engine control systems, medical equipment, telematics, audio and video equipment, satellite radio, POS terminals, fax machines, copiers, tape drives, and other applications. Our low and medium density DRAM products are used in WLANs, base stations, FTTH, DSL and cable modems, set top boxes, digital cameras, MP3, flat panel TVs, LCD TVs, HDTVs, video phones, VOIP, printers, disk drives, tape drives, audio/video equipment, GPS, telematics, infotainment, and other applications. Many of the same customers that purchase our SRAM products also purchase our DRAM products.

Prior to fiscal 2003, SRAM products generated a majority of our revenue, largely for networking and telecommunications applications. However, in the last several years, these markets remained relatively flat and, in the same period, we experienced growth in the consumer electronics market for our low and medium density DRAM products. As a result, we now derive a majority of our revenue from DRAM products.

SRAM.    Our SRAM strategy is to offer a broad range of devices and be a complete supplier of a customer’s SRAM requirements. We offer advanced, leading-edge products, such as our 36 Mb synchronous SRAM, and we also make long-term supply commitments on established SRAM products, such as a 32K x 8, 5 volt asynchronous SRAM. Our high performance SRAM products generally focus on either high speed or low power applications.

We offer both asynchronous and synchronous high speed SRAM products. Our high speed asynchronous SRAM products are used in applications such as LANs, telecommunication equipment and base stations, bridges, routers, modems, automotive electronics, multimedia products, peripherals, and industrial instrumentation. We have also developed a low power family of SRAM products for wireless applications. Our high speed synchronous SRAM products are used in a variety of networking and telecommunications applications, such as high performance switches and routers, as well as in automotive applications. Additional SRAM products under development are expected to include performance-leading features in speed, configuration, power levels, density and packaging.

The following table illustrates our principal SRAM products and the markets in which they can be used:

Product Description	Configuration	Density	Speed	Digital Consumer Electronics	Networking	Mobile Communications	Automotive Electronics
Asynchronous SRAM
High Speed 5 Volt (3.3 Volt)	128K x 8	1 Mb	8 ns	✓	✓	✓	✓
High Speed 5 Volt (3.3 Volt)	64K x 16	1 Mb	8 ns	✓	✓	✓	✓
High Speed (3.3 Volt)	128K x 16	2 Mb	8 ns	✓	✓	✓	✓
High Speed 5 Volt (3.3 Volt)	256K x 16	4 Mb	8 ns	✓	✓	✓	✓
High Speed 5 Volt (3.3 Volt)	512K x 8	4 Mb	8 ns	✓	✓		✓
High Speed (3.3 Volt)	512K x 16	8 Mb	8 ns	✓	✓	✓	✓
High Speed (3.3 Volt)	1M x 8	8 Mb	8 ns	✓	✓		✓
Low/Ultra Low Power	128K x 8	1 Mb	45 ns	✓			✓
Low/Ultra Low Power	64K x 16	1 Mb	45 ns	✓		✓	✓
Low/Ultra Low Power	128K x 16	2 Mb	45 ns	✓			✓
Low/Ultra Low Power	256K x 8	2 Mb	45 ns	✓			✓
Low/Ultra Low Power	256K x 16	4 Mb	45 ns	✓
Low/Ultra Low Power	512K x 8	4 Mb	45 ns		✓	✓
Low/Ultra Low Power	1M x 8	8 Mb	45 ns			✓	✓
Low/Ultra Low Power	512K x 16	8 Mb	45 ns		✓
Synchronous SRAM
Pipeline Burst/FlowThru	128K x 32/36	4 Mb	250 Mhz	✓	✓		✓
Pipeline Burst/FlowThru	256K x 18	4 Mb	250 Mhz		✓
Pipeline Burst/FlowThru/No Wait	256K x 36	9 Mb	250 Mhz		✓		✓
Pipeline Burst/FlowThru/No Wait	512K x 18	9 Mb	250 Mhz		✓
Pipeline Burst/FlowThru/No Wait	256K x 72	18 Mb	250 Mhz		✓
Pipeline Burst/FlowThru/No Wait	512K x 36	18 Mb	250 Mhz		✓
Pipeline Burst/FlowThru/No Wait	1M x 18	18 Mb	250 Mhz		✓
Quad/DDR II/ Pipeline Burst/FlowThru/No Wait	2M x 18	36 Mb	250 Mhz		✓
Quad/DDR II/Pipeline Burst/FlowThru/No Wait	1M x 36	36 Mb	250 Mhz		✓

DRAM.    Our DRAM strategy is to be a long-term supplier of low and medium density DRAM products. Our DRAM products are not targeted at the main memory DRAM market and we do not compete in markets requiring the highest density DRAM products used in PCs and workstations. Instead, we provide 4, 16, 64, 128 and 256 Mb DRAM products, including a 1.8 volt low power version of our 16Mb and 64Mb synchronous DRAM (SDRAM) products. In 2006, we started shipping 128Mb and 256Mb DDR DRAMs. Applications for our low and medium density DRAM products include products such as WLANs, base stations, FTTH, DSL and cable modems, set top boxes, digital cameras, MP3, flat panel TVs, LCD TVs, HDTVs, video phones, VOIP, printers, disk drives, tape drives, audio/video equipment, GPS, telematics, infotainment, and other applications. Most of these applications do not require high density products, and our customers’ memory component strategy typically follows one or more generations behind the high density DRAM market. Additional DRAM products, including DDR and DDRII products, are under development. For most SDRAM products, we offer both packaged and unpacked, die only, solutions. We also offer FBGA packages, which are very small and thin, for all of our synchronous and low power DRAM products.

The following table describes our principal DRAM products and the markets in which they can be used:

Product Description	Configuration	Density	Digital Consumer Electronics	Networking	Mobile Communications	Automotive Electronics
Synchronous 3.3 Volt	1M x 16	16 Mb	✓	✓	✓	✓
Synchronous 3.3 Volt	4M x 16	64 Mb	✓	✓	✓	✓
Synchronous 3.3 Volt	2M x 32	64 Mb	✓	✓		✓
Synchronous 3.3 Volt	16M x 8	128 Mb	✓			✓
Synchronous 3.3 Volt	8M x 16	128 Mb	✓	✓	✓	✓
Synchronous 3.3 Volt	4M x 32	128 Mb	✓	✓		✓
Synchronous 3.3 Volt	32M x 8	256 Mb	✓			✓
Synchronous 3.3 Volt	16M x 16	256 Mb	✓	✓		✓
Synchronous 3.3 Volt	8M x 32	256 Mb	✓	✓		✓
Low Power Synchronous 1.8 Volt	1M x 16	16 Mb	✓		✓
Low Power Synchronous 1.8 Volt	4M x 16	64 Mb	✓		✓
Low Power Synchronous 1.8 Volt	2M x 32	64 Mb	✓	✓	✓
Low Power Synchronous 1.8 Volt	8M x 16	128 Mb	✓		✓
Low Power Synchronous 1.8 Volt	4M x 32	128 Mb	✓	✓	✓
Low Power Synchronous 1.8 Volt	16M x 16	256 Mb	✓		✓
Low Power Synchronous 1.8 Volt	8M x 32	256 Mb	✓	✓	✓
Double Data Rate Synchronous 2.5 Volt	8M x 16	128 Mb	✓	✓		✓
Double Data Rate Synchronous 2.5 Volt	4M x 32	128 Mb	✓	✓		✓
Double Data Rate Synchronous 2.5 Volt	16M x 16	256 Mb	✓	✓	✓	✓

EEPROM and Other Products.    Our other products include high performance serial EEPROM, embedded EEPROM products targeted at SmartCard applications and card reader-writer controller chips. Applications for these products include TVs, networking systems, modems, telephone sets, security systems, video games, automobiles and other consumer products. Sales from these products did not exceed 5% of our total net sales for fiscal 2004 and 2005, and was approximately 9% of our total net sales in fiscal 2006.

Product Warranty.    Consistent with semiconductor memory industry practice, we generally provide a limited warranty that our semiconductor memory devices are in compliance with specifications existing at the time of delivery. Liability for a stated warranty period is usually limited to replacement of defective items or return of amounts paid.

Manufacturing

We outsource our manufacturing operations, including wafer fabrication, assembly and testing. Since memory products are particularly well suited for the development of advanced process technology, we seek to participate in developing and refining the process technology used to manufacture many of our products. We believe that this strategy gives us a competitive advantage and enables us to achieve the early introduction of smaller geometries for our memory products, which results in increased performance and lower manufacturing costs, as well as facilitates access to needed capacity. Historically, our principal manufacturing relationships have been with TSMC in Taiwan and with Chartered Semiconductor in Singapore. In fiscal 2002, we began production at SMIC in China and, in fiscal 2003, we began production at ProMOS and Powerchip in Taiwan.

In addition to building process technology development relationships, we are differentiated from many other fabless semiconductor companies because we have purchased strategic equity interests in selected foundries. For example, in fiscal 2000, we committed to purchase $40.0 million in equity in SMIC, the first 8-inch wafer foundry in China, located in the Shanghai/Pudong area near our China subsidiary. Previously, we held equity interests in TSMC and United Microelectronics Corporation (UMC).

The manufacturing of our products begins at independent wafer foundries. Once the foundry has completed wafer processing, the wafers are shipped to subcontractors for wafer testing. They are then cut into individual memory chips, assembled into final packages and tested at our third-party subcontractors in Taiwan, Singapore and China. Our operations groups in the U.S., China and Taiwan perform subcontractor management. We are certified under ISO 9001/2000 standards and ISO 14001, the environmental standard, and our quality system is periodically reviewed and approved by both ISO certifiers and our customers. We plan to achieve compliance with ISO/TS 16949:2002, the new automotive standard in the future.

Each of our wafer suppliers also fabricates for other integrated circuit companies, including certain of our competitors. In addition, some of our wafer suppliers manufacture memories for their own account. Although we are allocated specific wafer capacity from our suppliers, we may not be able to obtain such capacity in periods of tight supply. There can be no assurance that the foundries we use will not encounter construction or production difficulties or that they will allocate sufficient wafer capacity to satisfy our wafer requirements, especially in times of wafer capacity shortages. Moreover, there can be no assurance that we would be able to qualify additional manufacturing sources for existing or new products in a timely manner or that such additional manufacturing sources would be able to produce an adequate supply of wafers. If we were unable to obtain an adequate supply of wafers from our current or any alternative sources in a timely manner, our business and operating results would be harmed.

Our suppliers for wafer testing, assembly, and final test also provide services to other companies. There can be no assurance that these suppliers will not encounter production difficulties or that they will allocate sufficient capacity to satisfy our requirements. If we were unable to obtain an adequate supply of wafer testing, assembly, or final test services, our business and operating results would be harmed.

Competition

The semiconductor market is intensely competitive and has been characterized by cyclical market conditions, an oversupply of product, price erosion, rapid technological change and short product life cycles. Key factors impacting our competitive capabilities include:

•	the pricing of our products;

•	the supply and cost of wafers;

•	product design, functionality, performance and reliability;

•	successful and timely product development;

•	wafer manufacturing over or under capacity;

•	access to advanced process technologies at competitive prices;

•	access to assembly and test capacity; and

•	time to market.

Any of these factors may impact our ability to compete successfully in the future and our failure to do so could harm our business.

In the market for SRAM products we compete with several domestic and international semiconductor companies including Cypress, Etron, GSI Technology, Integrated Device Technology, NEC, Renesas Technology, Samsung, Sony, and Toshiba. We also may face significant competition from other domestic and foreign integrated circuit manufacturers which have advanced technological capabilities but are not currently participating in the SRAM market sector.

In the low to medium density DRAM area we generally compete with Hynix, Micron, Nanya, Samsung, Oki and Winbond. In addition, there are several fabless Taiwanese companies that are competitors, including ESMT and Etron. Other large DRAM manufacturers could address the low and medium density DRAM market in the future.

In the EEPROM market, our primary competitors include Atmel, Catalyst, Microchip, and STMicroelectronics. We also compete with many small to medium-sized companies in one or more segments of the market.

In the card reader-writer market, competitors include Genesis of Taiwan and Alco Micro. In the Flash Controller chip market, a primary competitor is Silicon Motion Inc.

Certain of our competitors offer broader product lines and have greater financial, technical, marketing, distribution and other resources than us. In industry down cycles, they may be willing to sell below fully absorbed costs at prices we cannot match. We may not be able to compete successfully against any of these competitors.

The process technology used by our manufacturing sources, including process technology that we have developed jointly with our foundries, can be used by such foundries to produce products for other companies, including our competitors. Although we believe that our participation in the development of the processes provides us the advantage of early access to such processes, the knowledge of the wafer manufacturer may be used to benefit our competitors.

Research and Development

Rapid technological change and continuing price competition require research and development efforts on both new products and advanced processes employing smaller geometries. Our research and development activities are focused primarily on the development of new memory circuit designs at the smallest die size and utilization of advanced process technologies. We currently have design teams in San Jose, California, Taiwan and China. Our research and development expenditures in fiscal 2006, 2005, and 2004 were $21.6 million, $20.4 million, and $22.4 million, respectively.

New SRAM products in design include a die shrink on the 4Meg Asynchronous SRAM, the 16Mb Asynchronous SRAM, a 72Mb Synchronous SRAM, and an 8MB Pseudo SRAM. New DRAM products in development include 1.8 volt, low power 128Mb and 256Mb SDRAMs and DDR/DDRII DRAMs. We are developing new products on advanced 65-nanometer process technology as well as 0.09 micron, 0.11 micron, 0.13 micron, and 0.14 micron process technology. In nonvolatile memory, we are currently designing a 256K density serial EEPROM.

We have a strategic goal to add selected non-memory products to diversify our product portfolio. As a result of our ICSI acquisition, we have added a controller chip product for card reader-writers and we are continuing product development in these areas. In addition, new SmartCard products are in development.

Patents and Intellectual Property

As of September 30, 2006, we held 106 U.S. patents. These patents expire between 2010 and 2020. We have 6 additional patent applications pending and expect to continue to file patent applications where appropriate to protect our proprietary technologies. In addition, through ICSI, we hold 8 Taiwan patents which expire between 2010 and 2024 and 3 patent application which are pending. We have one patent issued in China. Although patents are an important element of our intellectual property, we believe that our continued success depends primarily on factors such as the technological skills and innovation of our personnel rather than on our patents. The process of seeking patent protection can be expensive and time consuming. There can be no assurance that patents will be issued from pending or future applications or that, if patents are issued, they will not be challenged, invalidated or circumvented, or that any rights granted thereunder will provide meaningful protection or other commercial advantage to us. Moreover, there can be no assurance that any patent rights will be upheld in the future or that we will be able to preserve any of our other intellectual property rights.

In the semiconductor industry, it is not unusual for companies to receive notices alleging infringement of patents or other intellectual property rights of others. We have been, and from time-to-time expect to be, notified of claims that we may be infringing patents, maskwork rights or copyrights owned by third parties. If it appears necessary or desirable, we may seek licenses under patents that we are alleged to be infringing. Although patent holders commonly offer such licenses, licenses may not be offered and the terms of any offered licenses may not be acceptable to us. The failure to obtain a license under a key patent or intellectual property right from a third party for technology used by us could harm our business.

Part of our outsourcing strategy includes licensing product designs. To control our R&D expenses, we occasionally license some of our SRAM and DRAM designs from other companies or our foundries. We also license our own designs to other companies.

Employees

As of September 30, 2006, we had 421 employees worldwide, including 60 employees in the U.S., 104 in China, 237 in Taiwan, 9 in Hong Kong, 1 in India, 2 in Europe, 3 in Korea, and 5 in Japan. Our future success will largely be dependent on our ability to attract, retain and motivate highly qualified technical and management personnel. The employment market for such personnel is competitive and there can be no assurance that we will successfully staff all necessary positions. Our employees are not represented by any collective bargaining agreements, we have never experienced a work stoppage and we believe our employee relations are good.

Executive Officers

Our executive officers and their ages as of September 30, 2006 are as follows:

Name	Age	Position
Jimmy S.M. Lee	51	Chairman, President, Chief Executive Officer, and Director

Kong Yu Han	51	Vice Chairman

Chang-Chaio (James) Han	50	GM ISSI-Taiwan & SRAM/DRAM Business Division

Scott D. Howarth	46	Vice President and Chief Financial Officer

Set forth below is certain information relating to our executive officers.

Jimmy S.M. Lee has served as our Chairman, Chief Executive Officer and a director since he co-founded ISSI in October 1988. He reassumed the role of President in November 2005. From 1985 to 1988, Mr. Lee was engineering manager at International CMOS Technology, a semiconductor company, and from 1983 to 1985, he was a design manager at Signetics Corporation, a semiconductor company. Mr. Lee has served as a director of ICSI, a memory supplier, since September 1990 and has served as Chairman of ICSI since May 2005. We acquired control of ICSI in May 2005. He has served as a director of Chrontel, a video optics company, since July 1995, as a director of Signia Technologies (Signia), a developer of wireless semiconductors from July 2000 to September 2006 and as a director of Alpha & Omega Semiconductor, Inc., a developer of advanced power semiconductor solutions, since March 2006. Mr. Lee holds an M.S. degree in electrical engineering from Texas Tech University and a B.S. degree in electrical engineering from National Taiwan University.

Kong Yeu Han has served as our Vice Chairman since May 1, 2005 and as a director since August 11, 2005. He served as Chief Executive Officer of ICSI from January 1999 to May 2005. Mr. Han was a co-founder of ISSI and served as the Company’s Executive Vice President from April 1995 to December 1998, as Vice President from December 1988 to March 1995, and as General Manager, ISSI-Taiwan from September 1990 to December 1998. Mr. Han holds an M.S. degree in electrical engineering from the University of California, Santa Barbara and a B.S. degree in electrical engineering from National Taiwan University.

Chang-Chaio (James) Han has served as the Company’s General Manager, ISSI-Taiwan and SRAM/DRAM Business Division since May 2005. He served as President of ICSI from October 2003 to April 2005, and as Vice President of Design of ICSI from July 1998 to October 2003. Mr. Han holds a PhD degree in electrical engineering from Case Western Reserve University and MS and BS degrees in electrical engineering from National Taiwan University.

Scott D. Howarth has served as our Vice President and Chief Financial Officer since February 22, 2006. From September 2001 to February 2006, Mr. Howarth was the Vice President of Finance and Administration and Chief Financial Officer of Chrontel, Inc., a San Jose, California-based fabless video optics company. Prior to joining Chrontel, Mr. Howarth was with Securecom Networks, a start-up that was acquired. From 1984 to 2000, he was employed with Intel Corporation in both finance and operation positions, and held several group controller positions in the company. Mr. Howarth holds an MBA degree in Finance and a B.S. degree in Mining Engineering from the University of Idaho.

Officers serve at the discretion of the Board and are appointed annually. There are no family relationships between the directors or officers of ISSI.

Our principal executive offices are located at 1940 Zanker Road, San Jose, CA 95112, and our telephone number is (408) 969-6600. Questions regarding how to participate in this offer should be directed to Eve Lai at ISSI at the following telephone number:

Eve Lai

Integrated Silicon Solution, Inc.

Tel: (408) 969-4621

Fax: (408) 969-4671

E-mail: elai@issi.com

A summary of the financial information included in our annual report on Form 10-K for the fiscal year ended September 30, 2006 and our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2007, which is incorporated herein by reference, is attached hereto as Schedule B to this Offer to Amend. Please see Section 18 of this Offer to Amend entitled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value per share of $7.26 at March 31, 2007.

11. Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of our directors and named executive officers is attached to this Offer to Amend as Schedule A. None of our executive officers hold eligible options and therefore none of our executive officers are eligible option holders. None of our non-employee directors hold eligible options and therefore none of our non-employee directors are eligible option holders.

Except as set forth below, neither we, nor any of our directors or executive officers, nor any affiliates of ours, nor the executive officers and directors of ISSI were engaged in transactions involving our common stock during the 60 days before and including the commencement of this offer.

12. Status of options amended by us in the offer; accounting consequences of the offer.

Options that we acquire through the acceptance of elections under this offer will be amended under the Integrated Silicon Solution, Inc. 1998 Stock Plan or the Integrated Silicon Solution, Inc. Nonstatutory Stock Plan, as applicable.

The offer with respect to all eligible options is considered a modification of those options for financial reporting purposes. As a result, the Company will record any incremental compensation expense calculated as any increase in the fair value of the modified options compared to the fair value of the original option as of the end of the offer period, recognized over the remaining requisite service period. We will also recognize compensation expense for financial reporting purposes, at the end of the offer period, in the aggregate amount of cash payments that become payable pursuant to the terms of the offer.

13. Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acceptance of options for amendment and issuance of amended options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq Global Market listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept elections with respect to eligible options and to issue amended options is subject to the conditions described in Section 7 of this Offer to Amend.

If we are prohibited by applicable laws or regulations from granting amended options on the amendment date, we will not grant any amended options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to affect the grant, but if the grant is prohibited on the amendment date we will not grant any amended options.

14. Material United States federal income tax consequences.

If You Participate in this Offer.

As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options. Please read this section carefully, as well as the following section summarizing the potential tax consequences to you if you decide to keep your current options.

The following is a summary of the material United States federal income tax consequences of participating in the offer for those eligible option holders subject to United States federal income tax. This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, treasury regulations thereunder and administrative and judicial interpretations (the “Code” or “Internal Revenue Code”) as of the date of this Offer to Amend, all of which are subject to change, possibly on retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each eligible option holder will depend upon that eligible option holder’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We strongly recommend that you consult with your financial, legal and/or tax advisors to discuss the consequences to you of this transaction.

If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you. Further, certain states, including California, have adopted provisions similar to Section 409A under state tax law, and for optionees subject to income taxation in such states, the total penalty tax could be higher than 20% (a 20% federal penalty tax and potentially a state penalty tax). California has adopted a provision similar to Section 409A that imposes a 20% penalty tax with regard to discount options (in addition to the federal 20% penalty tax, interest charges and any federal taxes). We strongly recommend that you consult with your financial, legal and/or tax advisors to discuss the consequences to you of this transaction.

WE RECOMMEND THAT YOU CONSULT YOUR FINANCIAL, LEGAL AND/OR TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS THE RELATED TAX CONSEQUENCES TO YOU ARE DEPENDENT ON YOUR INDIVIDUAL TAX SITUATION. YOU MAY ALSO CONTACT EVE LAI AT ISSI WITH ANY GENERAL QUESTIONS REGARDING THE TERMS OF THIS OFFER.

Cash payments.

The cash payments you will receive, if any, as part of consideration for your eligible options under this offer will be taxable to you as compensation income. We generally will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with eligible reporting requirements. If you were an employee of ISSI at the time the options with respect to which you accepted this offer were granted, any income recognized upon your receipt of a cash payment will constitute wages for which withholding will be required.

Amended options.

If you are an eligible option holder who chooses to accept this offer with respect to your eligible options, you should not be required to recognize income for United States federal income tax purposes at the time of the acceptance and amendment of such options. We believe that the acceptance and amendment of options will be treated as a non-taxable exchange.

All eligible options are nonstatutory stock options for purposes of United States tax law. Your amended options will continue to be nonstatutory stock options for purposes of United States tax law. Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. As a result of Section 409A of the Internal Revenue Code, however, nonstatutory stock options granted with an exercise price below the fair market value of the underlying stock may be taxable to a participant before he or she exercises an award. If you elect to participate in this offer, your eligible options that are amended should no longer be subject to the adverse tax consequences under Section 409A that this offer was designed to allow you to avoid.

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee of ISSI at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your financial, legal and/or tax advisors to discuss the consequences to you of this transaction. We strongly recommend that you consult with your financial, legal and/or tax advisors with respect to the federal, state and local tax consequences of participating in the offer. You may also contact Eve Lai at ISSI with any general questions regarding the terms of this offer.

If You Do Not Participate in this Offer.

The following is a summary of the material United States federal income tax consequences of declining to participate in the offer for those eligible option holders subject to United States federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this Offer to Amend, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each eligible option holder will depend upon that eligible option holder’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. Further, certain states, including California, have adopted provisions similar to Section 409A under state tax law, and for optionees subject to income taxation in such states, the total penalty tax could be higher than 20% (a 20% federal penalty tax and potentially a state penalty tax). We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

WE RECOMMEND THAT YOU CONSULT YOUR FINANCIAL, LEGAL AND/OR TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS THE TAX CONSEQUENCES TO YOU ARE DEPENDENT ON YOUR INDIVIDUAL TAX SITUATION. YOU MAY ALSO CONTACT EVE LAI AT ISSI WITH ANY GENERAL QUESTIONS REGARDING THE TERMS OF THIS OFFER.

Your decision not to accept this offer with respect to your eligible options could result in potentially adverse tax consequences to you. Please read this section carefully and talk to your tax advisors about your decision regarding participation in this offer.

As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options. Section 409A provides that stock options issued with an exercise price less than the related fair market value of the underlying stock on the date of vesting (i.e., granted at a discount) must have fixed exercise dates to avoid early income recognition and an additional 20% tax. The eligible options were granted at a discount and holders of such options may have income recognition and owe an additional 20% tax as well as be liable for certain interest penalties.

None of the eligible options have fixed exercise dates, and therefore they would subject the eligible option holders to income recognition before the options are exercised and would subject the eligible option holders to the additional 20% tax. It is not entirely certain how such tax would be calculated, but we think it is likely that the spread (that is, the difference between the fair market value of the shares at the time of vesting and the exercise price of such shares) will be includable as income when the option vests and a 20% tax will be assessed on the spread. Additionally, it is possible that during each subsequent tax year (until the option is exercised), the increase in value of the underlying stock will be taxed.

Example: You hold options to purchase 10,000 shares of ISSI common stock with an original exercise price per share of $4.00 that were granted at a time when the fair market value of a share of ISSI common stock on the option’s measurement date for financial reporting purposes was $5.00. On January 1, 2007 a total of 2,500 of the shares subject to the option vest and on such date the per share fair market value of the ISSI’s common stock is $9.00. Upon the vesting date, you may have taxable income equal to $12,500 (the difference between $9.00 and $4.00 multiplied by the 2,500 shares that vest) and owe an additional $2,500 due to the 20% tax (20% of $12,500). Additionally, you may owe an interest penalty with the calculation of such penalty dating back to the original date of grant and you may owe additional taxes in subsequent years, based on an increase in value of the underlying stock.

Uncertainty

Unfortunately, information issued by the Treasury Department and the IRS has not provided final guidance with respect to the tax consequences of discount options. There is a chance that final guidance issued by the IRS may provide some relief with respect to certain eligible options and your personal tax advisor may advocate a position under the current statute and IRS guidance that your eligible options are exempt from Section 409A. We cannot guarantee the effect of any future IRS guidance and will work as quickly as possible when future guidance is issued to analyze it and provide information to our eligible option holders regarding such guidance.

ISSI cannot guarantee any particular tax results related to your options at this time due to the uncertainty of the proposed tax regulations. Because this offer involves complex tax considerations, we urge you to consult your financial, legal and/or tax advisor before you make any decisions about participating in this offer.

15. Extension of offer; termination; amendment.

We reserve the right, at our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for amendment of any options. If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw elections with respect to eligible options until such extended expiration date. In the case of an extension, we will issue a press release, e-mail, or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone the expiration of the offer (resulting in a delay of our acceptance and amendment of any options with respect to which elections have been made) if any of the events listed in Section 7 of this Offer to Amend occurs, by giving written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and amendment of options with respect to which elections have been made is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of an offer like this.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement, but before amendment under the offer, that particular option grant is not eligible for amendment. Therefore, if we extend the offer for any reason and if a particular option with respect to which an election to accept the offer was made before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual amendment date under the extended offer, that option would not be eligible for amendment.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday, or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, U.S. Pacific Time.

16. Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections with respect to this offer.

17. Additional information.

This Offer to Amend is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Amend does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to accept this offer with respect to your options:

1. The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A dated January 7, 1995, filed pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.;

2. Our annual report on Form 10-K for our fiscal year ended September 30, 2006, filed with the SEC on May 30, 2007;

3. Our quarterly reports on Form 10-Q for the quarters ended December 31, 2006 and March 31, 2007, filed with the SEC on June 5, 2007; and

4. Our current reports on Form 8-K filed with the SEC on October 24, 2006, November 7, 2006, December 7, 2006, December 13, 2006, December 20, 2006 and February 16, 2007.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.

Each person to whom a copy of this Offer to Amend is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Integrated Silicon Solution, Inc., Inc., 1940 Zanker Road, San Jose, CA 95112, Attention: Eve Lai, or telephoning Eve Lai at (408) 969-4621.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Amend, you should rely on the statements made in the most recent document.

The information contained in this Offer to Amend about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18. Financial statements.

Attached as Schedule B to this Offer to Amend are our summary financial statements for our fiscal quarter ended March 31, 2007 and for our fiscal year ended September 30, 2006. Our full financial statements included in our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2007, filed with the SEC on June 5, 2007, and our Annual Report on Form 10-K for our fiscal year ended September 30, 2006, filed with the SEC on May 30, 2007, are incorporated by reference herein. More complete financial information may be obtained by accessing our public filings with the SEC’s website at www.sec.gov.

19. Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to accept this offer with respect to your options. You should rely only on the information in this document or documents to which we have referred you. Except to the extent abovementioned, we have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Amend Certain Options and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Integrated Silicon Solution, Inc.

June 14, 2007

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF INTEGRATED SILICON SOLUTION, INC.

The directors and executive officers of Integrated Silicon Solution, Inc. are set forth in the following table:

Name	Position
Jimmy S.M. Lee	Chairman, President, Chief Executive Officer, and Director

Kong Yu Han	Vice Chairman

Chang-Chaio (James) Han	GM ISSI-Taiwan & SRAM/DRAM Business Division

Scott D. Howarth	Vice President and Chief Financial Officer

Melvin Keating	Director

Ping K. Ko	Director

Keith McDonald	Director

Bryant Riley	Director

Lip-Bu Tan	Director

Hide L. Tanigami	Director

Bruce A. Wooley	Director

The address of each executive officer and director is: c/o Integrated Silicon Solution, Inc., 1940 Zanker Road, San Jose, CA 95112.

SCHEDULE B

SUMMARY FINANCIAL INFORMATION

INTEGRATED SILICON SOLUTION, INC.

(in thousands, except per share data)

INTEGRATED SILICON SOLUTION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended September 30,
	2006	2005	2004
		As restated (1) (in thousands, except per share data)	As restated (1)
Net sales (See Note 20)	$217,492	$181,438	$181,012
Cost of sales (See Note 20)	188,386	165,718	154,344

Gross profit	29,106	15,720	26,668

Operating expenses
Research and development	21,617	20,365	22,442
Selling, general and administrative	28,328	24,171	17,752
Acquired in-process technology charge	499	2,764	—
Impairment of goodwill	—	4,400	—

Total operating expenses	50,444	51,700	40,194

Operating loss	(21,338)	(35,980)	(13,526)
Interest and other income (expense), net	4,855	2,229	1,272
Interest expense	(278)	(177)	(34)
Gain on sales of investments, net	2,480	5,002	10,874

Loss before income taxes, minority interest and equity in net income (loss) of affiliated companies	(14,281)	(28,926)	(1,414)
Provision (benefit) for income taxes	(33)	(268)	436

Loss before minority interest and equity in net income (loss) of affiliated companies	(14,248)	(28,658)	(1,850)
Minority interest in net loss of consolidated subsidiary	693	767	—
Equity in net income (loss) of affiliated companies	(687)	(11,914)	2,405

Net income (loss)	$(14,242)	$(39,805)	$555

Basic net income (loss) per share	$(0.38)	$(1.09)	$0.02

Shares used in basic per share calculation	37,419	36,663	33,444

Diluted net income (loss) per share	$(0.38)	$(1.09)	$0.02

Shares used in diluted per share calculation	37,419	36,663	35,737

INTEGRATED SILICON SOLUTION, INC.

CONSOLIDATED BALANCE SHEETS

	As of September 30,
	2006	2005
		As restated (1)
	(in thousands, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$37,318	$27,484
Restricted cash	—	301
Short-term investments	76,015	96,427
Accounts receivable, net of allowance for doubtful accounts of $1,913 in 2006 and $2,251 in 2005	31,500	28,255
Accounts receivable from related parties (See Note 20)	406	253
Inventories	52,417	60,468
Other current assets	4,799	3,594

Total current assets	202,455	216,782
Investments	—	9,182
Property, equipment and leasehold improvements, net	21,984	23,636
Goodwill	25,338	20,232
Purchased intangible assets, net	5,391	6,142
Other assets	5,110	8,142

Total assets	$260,278	$284,116

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt and notes	$1,632	$6,628
Accounts payable	35,683	29,612
Accounts payable to related parties (See Note 20)	4,440	6,093
Accrued compensation and benefits	2,928	2,509
Accrued expenses	9,665	8,029

Total current liabilities	54,348	52,871
Other long-term liabilities	2,048	1,793

Total liabilities	56,396	54,664
Commitments and contingencies
Minority interest	690	6,566
Stockholders’ equity:
Preferred stock, $0.0001 par value: Authorized shares—5,000 in 2006 and 2005. No shares outstanding	—	—
Common stock, $0.0001 par value: Authorized shares—70,000 in 2006 and 2005. Issued and outstanding shares—37,612 in 2006 and 37,200 in 2005	4	4
Additional paid-in capital	379,038	376,477
Accumulated deficit	(178,029)	(163,787)
Accumulated comprehensive income	2,179	14,109
Deferred stock-based compensation	—	(3,917)

Total stockholders’ equity	203,192	222,886

Total liabilities and stockholders’ equity	$260,278	$284,116

(1)	See Note 2, “Restatement of Consolidated Financial Statements,” in Notes to Consolidated Financial Statements.

See the accompanying notes to consolidated financial statements

Integrated Silicon Solution, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006
		As restated (1)		As restated (1)
Net sales (See Note 16)	$59,995	$53,245	$122,139	$104,338
Cost of sales (See Note 16)	48,601	47,601	98,200	91,308

Gross profit	11,394	5,644	23,939	13,030

Operating expenses:
Research and development	5,140	5,425	10,502	11,115
Selling, general and administrative	8,675	7,254	17,768	13,851
Acquired in-process technology charge	—	324	—	499

Total operating expenses	13,815	13,003	28,270	25,465

Operating loss	(2,421)	(7,359)	(4,331)	(12,435)
Interest and other income (expense), net	1,000	1,696	2,552	2,745
Gain on sale of investments	8,549	2,187	9,147	2,187

Income (loss) before income taxes, minority interest and equity in net loss of affiliated companies	7,128	(3,476)	7,368	(7,503)
Provision for income taxes	3	51	13	113

Income (loss) before minority interest and equity in net loss of affiliated companies	7,125	(3,527)	7,355	(7,616)
Minority interest in net (income) loss of consolidated subsidiary	(64)	226	(72)	650
Equity in net loss of affiliated companies	—	(253)	(92)	(476)

Net income (loss)	$7,061	$(3,554)	$7,191	$(7,442)

Basic and diluted net income (loss) per share	$0.19	$(0.10)	$0.19	$(0.20)

Shares used in basic per share calculation	37,612	37,371	37,612	37,306

Diluted net income (loss) per share	$0.19	$(0.10)	$0.19	$(0.20)

Shares used in diluted per share calculation	38,006	37,371	37,998	37,306

Integrated Silicon Solution, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2007	September 30, 2006
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$54,942	$37,318
Short-term investments	66,562	76,015
Accounts receivable, net	34,710	31,500
Accounts receivable from related parties	467	406
Inventories	55,604	52,417
Other current assets	5,797	4,799

Total current assets	218,082	202,455
Property, equipment and leasehold improvements, net	21,859	21,984
Goodwill	25,338	25,338
Purchased intangible assets, net	4,421	5,391
Other assets	2,030	5,110

Total assets	$271,730	$260,278

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt and notes	$1,964	$1,632
Accounts payable	37,659	35,683
Accounts payable to related parties	4,917	4,440
Accrued compensation and benefits	2,987	2,928
Accrued expenses	10,085	9,665

Total current liabilities	57,612	54,348
Other long-term liabilities	1,965	2,048

Total liabilities	59,577	56,396
Commitments and contingencies
Minority interest	762	690
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	380,997	379,038
Accumulated deficit	(170,838)	(178,029)
Accumulated comprehensive income	1,228	2,179

Total stockholders’ equity	211,391	203,192

Total liabilities and stockholders’ equity	$271,730	$260,278

(1)	Derived from audited financial statements.